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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CoBiz Financial Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 3, 2013

Dear Fellow Shareholder:

        This year's Annual Meeting of Shareholders of CoBiz Financial Inc., a Colorado corporation (the Company), will be held at the Magnolia Ballroom, 817 Seventeenth Street, Denver, Colorado 80202 on May 16, 2013 at 8:00 a.m., M.D.T. You are cordially invited to attend.

        We are using the Securities and Exchange Commission (SEC) rule that allows us to furnish our proxy materials to shareholders over the Internet. This means our shareholders will receive only a notice containing instructions on how to access the proxy materials over the Internet and vote online. If you receive this notice but would still like to request paper copies of the proxy materials, please follow the instructions on the notice or on the website referred to on the notice. By delivering proxy materials electronically to our shareholders, we can reduce the costs of printing and mailing our proxy materials. Please visit http:www.edocumentview.com/COBZ for more information about the electronic delivery of proxy materials.

        The Company's Board of Directors recommends that you vote:

  (i)
  FOR the election of management's eleven nominees to serve as directors of the Company;

  (ii)
  FOR an advisory (nonbinding) shareholder approval of executive compensation;

  (iii)
  FOR the ratification (nonbinding) of the selection of Crowe Horwath LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013; and

  (iv)
  AGAINST the shareholder proposal on the independence of the Chairman of the Board.

        To be certain that your shares are voted at the Annual Meeting, whether or not you plan to attend in person, you should vote via telephone, via Internet, or by following the instructions on the enclosed notice as soon as possible. Your vote is important.

        At the Annual Meeting, I will review the Company's activities during the past year and its plans for the future. Shareholders will be given the opportunity to address questions to the Company's management. I hope you will be able to join us.

Sincerely,

Steven Bangert
Chairman of the Board and Chief Executive Officer

COBIZ FINANCIAL INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Thursday, May 16, 2013, at 8:00 a.m., M.D.T.
Location:	Magnolia Ballroom 817 Seventeenth Street Denver, Colorado 80202
Webcast:

We are pleased to offer a webcast of the 2013 annual meeting. If you plan to attend the meeting via the internet, go to http://www.videonewswire.com/event.asp?id=92805 to log on prior to the meeting and follow the instructions provided. Shareholders will not be able to vote through the webcast.

Items of Business:	(i)	The election of the Board of Director's eleven nominees to serve as directors of the Company;
	(ii)	An advisory (nonbinding) shareholder approval of executive compensation;
	(iii)	The ratification (nonbinding) of the selection of Crowe Horwath LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013;
	(iv)	A shareholder proposal regarding the independence of the Chairman of the Board; and
	(v)	Any other business that may properly be considered at the meeting or any adjournment of the meeting.
Record Date:	You may vote at the meeting if you were a shareholder of record at the close of business on March 22, 2013.
Voting by Proxy:

If you cannot attend the annual meeting in person, you may vote your shares by telephone or by Internet no later than 1:00 a.m. Central Time on May 16, 2013 (or as directed on the enclosed notice card). We encourage you to vote by telephone or Internet in order to reduce our mailing and handling expenses.

Internet Availability of Proxy Materials:

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be Held on May 16, 2013: CoBiz Financial's 2013 Proxy Statement and Annual Report to Shareholders for the year ended December 31, 2012 are available at: http:www.edocumentview.com/COBZ

By Order of the Board of Directors

Mary Perrott Smith
Corporate Secretary

Dated: April 3, 2013

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE VIA TELEPHONE, INTERNET OR BY FOLLOWING THE INSTRUCTIONS ON THE NOTICE AND REQUESTING PAPER COPIES OF THE PROXY MATERIALS AT YOUR EARLIEST CONVENIENCE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING, AND IF YOU ARE PRESENT AT THE ANNUAL MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

COBIZ FINANCIAL INC.
PROXY STATEMENT

SOLICITATION OF PROXY, REVOCABILITY AND VOTING OF PROXIES

GENERAL

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CoBiz Financial Inc. (the "Board" or "Board of Directors"), a Colorado corporation (the "Company" or "CoBiz"), for use at the Annual Meeting of Shareholders of the Company to be held on May 16, 2013, at 8:00 a.m., M.D.T., at the Magnolia Ballroom, 817 Seventeenth Street, Denver, Colorado 80202, and at any adjournment or postponement of the Annual Meeting.

        This Proxy Statement and the accompanying form of proxy are first being transmitted or delivered to holders of the Company's common stock beginning on or about April 3, 2013, together with the Company's 2012 Annual Report to Shareholders.

        The Company's principal executive offices are located at 821 Seventeenth Street, Denver, Colorado 80202.

VOTING

        Who Can Vote.    Only shareholders of record at the close of business on March 22, 2013 are entitled to notice of and to vote at the Annual Meeting or at any adjournment or postponement thereof. As of that date, there were 39,904,277 shares of common stock outstanding. Each share is entitled to one vote. Cumulative voting is not permitted. Shares as to which the shareholder instructs the proxy to abstain from voting on any matter or withholds authority to vote for a director will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting but as not voted for purposes of determining the election of directors. If a broker submits a proxy that indicates the broker does not have discretionary authority as to certain shares to vote on one or more matters (a "broker non-vote"), those shares will be treated in the same manner as abstentions.

        Quorum Requirement.    The Company's bylaws provide that the holders of not less than a majority of the shares entitled to vote at any meeting of shareholders, present in person or represented by proxy will constitute a quorum.

        Information about Votes Necessary for Action to be Taken.    Directors are elected by plurality vote, which means that the eleven nominees who receive the most votes will be elected (subject to the majority withheld voting policies described below under "Meetings of the Board and Committees—Governance and Nominating Committee"). The remaining matters to be considered at the meeting will be adopted if a majority of the votes are cast in favor. Abstentions will count as a vote against all matters other than the election of Directors. Broker non-votes (assuming a quorum is present) will have no effect on the election of Directors or on the remaining matters to be considered at the meeting.

        Internet availability of proxy materials.    We are using the Securities and Exchange Commission (SEC) notice and access rule that allows us to furnish our proxy materials over the Internet to our shareholders instead of mailing paper copies of those materials to each shareholder. As a result, beginning on or about April 3, 2013, we sent our shareholders by mail a notice containing instructions on how to access our proxy materials over the Internet and vote online. This notice is not a proxy card and cannot be used to vote your shares. If you received a notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to on the notice.

        If you own shares of common stock in more than one account—for example, in a joint account with your spouse and in your individual brokerage account—you may have received more than one notice. To vote all of your shares by proxy, please follow each of the separate proxy voting instructions that you received for your shares of common stock held in each of your different accounts.

        Voting.    If your shares of our common stock are held by a broker, bank or other nominee (i.e., in "street name"), you should receive instructions from that person or entity that you must follow in order to have such shares voted. If you hold shares of our common stock in your own name and not through a broker or another nominee, you may vote such shares:

  •
  by using the toll-free telephone number listed on the notice,

  •
  by using the Internet website listed on the notice,

  •
  by following the instructions on the notice requesting paper copies of the proxy materials; then signing, dating and mailing the proxy card in the postage-paid envelope provided, or

  •
  by attending the Annual Meeting and voting in person.

        Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares of our common stock in accordance with your instructions. Executed but unmarked proxies will be voted:

  (i)
  FOR the election of the Board's nominees as directors;

  (ii)
  FOR the advisory (nonbinding) shareholder approval of executive compensation;

  (iii)
  FOR the ratification (nonbinding) of the appointment of CoBiz's independent registered public accounting firm; and

  (iv)
  AGAINST the shareholder proposal on the independence of the Chairman of the Board.

        Vote by Telephone.    If you hold shares of our common stock in your own name and not through your broker or another nominee, you can vote such shares by telephone by dialing the toll-free telephone number printed on your notice card. Telephone voting is available 24 hours a day until 1:00 a.m., Central Time, on May 16, 2013. Easy-to-follow voice prompts allow you to vote your shares of our common stock and confirm that your instructions have been properly recorded.

        Vote by Internet.    If you hold shares of our common stock in your own name and not through your broker or another nominee, you can choose to vote via the Internet. The website for Internet voting is printed on your notice card. Internet voting is available 24 hours a day until 1:00 a.m., Central Time, on May 16, 2013. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded.

        Vote by Mail.    You can vote by mail by following the instructions on the attached notice and requesting paper copies of the proxy materials, then signing, dating and returning the proxy card in the postage paid envelope to be provided.

SOLICITATION AND REVOCABILITY OF PROXIES

        The Company will pay all expenses in connection with the solicitation of proxies. In addition to solicitation by mail, officers, directors and regular employees of the Company who will receive no extra compensation for their services, may solicit proxies telephonically, electronically or by other means of communication.

        A shareholder submitting the enclosed proxy may revoke it at any time before his or her vote is cast at the Annual Meeting by delivering to the Secretary of the Company a written notice of termination of the proxy's authority or of a duly executed proxy bearing a later date or by voting in person at the meeting. Shares entitled to vote and represented by properly completed proxies received prior to the Annual Meeting and not revoked will be voted in the manner directed by the shareholder granting such proxy. If no direction is made in the proxy, the shares represented by the proxy will be voted as recommended by the Board of Directors.

        On March 20, 2013 the Company engaged Georgeson Inc. ("Georgeson") to assist in soliciting proxies on our behalf. Georgeson may solicit proxies personally, electronically or by telephone. We have agreed to pay Georgeson $7,500 plus reasonable expenses to support proxy solicitation.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

1.  Election of Directors

        The business and affairs of the Company are managed under the direction of its Board of Directors. The Board has the authority under the Company's bylaws to set the number of directors. Effective October 27, 2011, the Board expanded the number of directors from ten to eleven.

        Candidates for nomination to the Board are selected by the Governance and Nominating Committee, and recommended to the Board of Directors for approval, in accordance with the guidelines established by such Committee, taking into consideration the overall composition and diversity of the Board, the needs of the Board and the Company and areas of expertise that new Board members might be able to offer. Directors are elected by the shareholders at each Annual Meeting, to serve for a one-year term, which expires on the date of the next Annual Meeting.

        Steven Bangert, Michael B. Burgamy, Morgan Gust, Evan Makovsky, Douglas L. Polson, Mary K. Rhinehart, Noel N. Rothman, Bruce H. Schroffel, Timothy J. Travis, Mary Beth Vitale and Mary M. White are incumbent directors whose terms will expire at the Annual Meeting. All of them are being nominated for reelection at the Annual Meeting. As a result, there will not be any vacancies on the Board after our shareholders meeting on May 16, 2013 (assuming that all nominated directors are elected at the Annual Meeting).

        The Board has determined that directors Burgamy, Gust, Polson, Rhinehart, Rothman, Schroffel, Travis, Vitale and White qualify as independent directors under the NASDAQ listing standards as currently in effect. Directors are encouraged but are not required to attend the Annual Meeting. Last year, all incumbent directors attended the Annual Meeting.

        Each of the eleven nominees standing for election has indicated a willingness to serve, but in case any of them is not a candidate at the Annual Meeting, which is not presently anticipated, the persons named as proxies in the enclosed form of proxy may vote for a substitute nominee at their discretion.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
ELECTION OF THESE DIRECTORS.

        Information regarding director nominees is set forth below:

Nominees for Election as Directors

Name:	Steven Bangert
Age:	56
Director since:	September 1994
CoBiz board committee:	Executive Committee
Principal occupation and recent business experience:

Mr. Bangert has served as Chairman of the Board of Directors and Chief Executive Officer (CEO) of the Company since September 1994. From August 1992 to March 1999, Mr. Bangert served as President and a director of Western Capital Holdings, Inc. (Western Capital), formerly the bank holding company for River Valley Bank—Texas, located in McAllen, Texas. From March 1992 to July 1998, Mr. Bangert also served as Chairman of the Board of River Valley Bank—Texas, and, from April 1988 to July 1994, he served as Vice Chairman of the Board and CEO of River Valley Savings Bank—Illinois, a financial institution with locations in Chicago and Peoria, Illinois. From February 1994 to July 1998, Mr. Bangert served as a director and member of the Executive Committee of Lafayette American Bank. He holds a B.S. degree in business administration from the University of Nebraska—Lincoln.

Mr. Bangert has over thirty years of experience in the financial services industry, with many of those years in executive level and board leadership positions. The Company believes Mr. Bangert's qualifications to serve as a director include his financial services industry experience, his Merger and Acquisition (M&A) experience, his extensive board experience in the for-profit and not-for-profit world and his years of experience as a director of the Company.

Other public company directorships held during the past five years:	None

Name:	Michael B. Burgamy
Age:	67
Director since:	May 1998
CoBiz board committees:	Executive Committee, Audit Committee
Principal occupation and recent business experience:

From 1999 to April 2001, Mr. Burgamy served as the Chief Financial Officer of Colibri Holding Corporation, a manufacturer of pet products and garden supplies. In April 2001, Mr. Burgamy became a director of Colibri Holding Corporation. From 1991 to 1999, Mr. Burgamy served as the President of Perky-Pet Products Co., a manufacturer of pet products and supplies. From January 1976 to November 1994, he was President of CGS Distributing, Inc., a wholesale distributor of lawn and garden supplies. He holds a B.S. degree in engineering management from the United States Air Force Academy.

Mr. Burgamy has significant experience in the manufacturing and sales distribution chain for retail manufacturers. The Company focuses on commercial and industrial lending to businesses with similar characteristics and believes Mr. Burgamy's qualifications, in addition to his manufacturing experience, to serve as a director include his board experience in the financial services serving with another bank, his executive level retail industry experience, his M&A experience and his years of experience as a director of the Company.

Other public company directorships held during the past five years:	None

Name:	Morgan Gust
Age:	65
Director since:	January 2006
CoBiz board committees:	Lead Director, Executive Committee
Principal occupation and recent business experience:

Mr. Gust is the owner and operator of various entities engaged in agriculture and real estate. Prior to June, 2007, Mr. Gust served as the President of Giant Industries, Inc., a petroleum refining and marketing company listed on the New York Stock Exchange. Mr. Gust joined Giant Industries in August 1990, and over the years served in various senior management positions, including Executive Vice President, Vice President Administration, General Counsel, and Corporate Secretary. Mr. Gust holds a B.S. degree and a J.D. degree from the University of Arizona.

Other public company directorships held during the past five years:	Mr. Gust serves on the Board of the following registered investment companies:
• Flaherty & Crumrine Preferred Income Fund Incorporated (NYSE: PFD)
• Flaherty & Crumrine Preferred Income Opportunity Fund Incorporated (NYSE: PFO)
• Flaherty & Crumrine/Claymore Preferred Securities Income Fund Incorporated (NYSE: FFC)
• Flaherty & Crumrine/Claymore Total Return Fund Incorporated (NYSE: FLC)

The Company is actively involved in lending to the oil and gas industry and has a wealth management firm that provides investors with products and services to meet their investment portfolio needs. The Company believes Mr. Gust's qualifications to serve as a director include his legal, financial and investing experience, his executive level petroleum industry experience, his M&A experience and his years of experience as a director of the Company.

Name:	Evan Makovsky
Age:	68
Director since:	January 2003
CoBiz board committee:	Governance & Nominating Committee
Principal occupation and recent business experience:

Mr. Makovsky is the co-founder of Shames-Makovsky Realty Company, which specializes in the sale and leasing of commercial, industrial and investment properties. In the mid-1980s, Shames-Makovsky Realty Company formed Shames-Makovsky Mortgage Company, which specializes in "gap" financing. He holds a B.S.B.A. degree in Business and an M.S.B.A. degree in Finance from the University of Denver.

The Company has a significant real estate portfolio in both the Colorado and Arizona markets. Mr. Makovsky's experience in the sale and leasing of commercial and industrial investment properties is valuable to the board. The Company believes Mr. Makovsky's qualifications to serve as a director include his executive level commercial real estate experience, his financing experience, his property management experience and his years of experience as a director of the Company.

Other public company directorships held during the past five years:	None

Name:	Douglas L. Polson
Age:	71
Director since:	August 2008
CoBiz board committee:	Audit Committee
Principal occupation and recent business experience:

Mr. Polson served as chairman of Pacific Energy Group LLC, a NYSE-registered company and an affiliate of the Anschutz Corporation, from 2001 until 2005. He previously served as vice president, CFO and director of the Anschutz Corporation and Anschutz Company. Mr. Polson received his bachelor's degree from Utah State University and master's in business administration from Michigan State University. Mr. Polson has extensive experience as a financial expert, having served as the Chief Financial Officer for the Anschutz Company for a number of years. The Company believes Mr. Polson's qualifications to serve as a director include his board experience in the energy, transportation and communication industries, his experience as the CFO of a large and complex privately held organization, his M&A experience and his years of experience as a director of the Company.

Other public company directorships held during the past five years:	None

Name:	Mary K. Rhinehart
Age:	54
Director since:	August 2008
CoBiz board committee:	Audit Committee (Chair)
Principal occupation and recent business experience:

Ms. Rhinehart is President and Chief Executive Officer of Johns Manville. Ms. Rhinehart joined Johns Manville, a leading manufacturer and marketer of premium-quality building and specialty products and a Berkshire Hathaway company, in 1979. During her career with Johns Manville, she has served in numerous leadership roles including CEO, CFO, corporate treasurer, corporate controller, vice president of human resources and vice president and general manager of a business unit. She received her bachelor's degree in finance cum laude from the University of Colorado at Boulder and her master's in business administration from the University of Denver.

Ms. Rhinehart has extensive experience as a financial expert, having served as the Chief Financial Officer of Johns Manville for a number of years. The Company believes Ms. Rhinehart's qualifications to serve as a director include her varied positions in the building and specialty products industry, her education and experience in the accounting arena, her extensive board experience in the not-for-profit world and her years of experience as a director of the Company.

Other public company directorships held during the past five years:	None

Name:	Noel N. Rothman
Age:	83
Director since:	September 1994
CoBiz board committee:	Compensation Committee
Principal occupation and recent business experience:

Mr. Rothman is a private investor and has served as President of Namtor, Inc., a closely held business and financial services company in which he is a principal shareholder, since September 1985. Mr. Rothman attended Wayne State University.

The Company has a large base of high net worth and private banking clients. Mr. Rothman has extensive experience dealing with banks as a client utilizing these services. The Company believes Mr. Rothman's qualifications to serve as a director includes his financial and investing experience, his M&A experience and his years of experience as a director of the Company.

Other public company directorships held during the past five years:	None
Name:	Bruce H. Schroffel
Age:	62
Director since:	October 2011
CoBiz board committee:	Compensation Committee
Principal occupation and recent business experience:

Since 2006, Mr. Schroffel has served as president and CEO of the University of Colorado Hospital. He has worked in healthcare administration for more than 30 years including leadership positions at Stony Brook University Hospital on Long Island, NY, and the Medical Center at the University of California, San Francisco. He received his bachelor's degree from the University of California, Berkeley, and master's degrees in science and public health from Columbia University.

The Company has a significant concentration of loans to medical practices and the physicians involved in those groups. Mr. Schroffel has experience interacting with these groups and physicians. The Company believes Mr. Schroffel's qualifications to serve as a director include his extensive executive level experience in the healthcare industry, his M&A experience, his extensive board experience in the not-for-profit arena.

Other public company directorships held during the past five years:	None

Name:	Timothy J. Travis
Age:	68
Director since:	May 1998
CoBiz board committee:	Executive Committee, Governance & Nominating Committee
Principal occupation and recent business experience:	Since November 1981, Mr. Travis has been the President and CEO of Eaton Metal Products Company, a fully integrated engineering fabricator, with which he has been employed since 1963.

Many of the Company's customers are involved in manufacturing and fabrication. The Company believes Mr. Travis's qualifications to serve as a director include his financial and investing experience, his executive level manufacturing industry experience, his M&A experience, his extensive board experience in the not-for-profit world and his years of experience as a director of the Company.

Other public company directorships held during the past five years:	None

Name:	Mary Beth Vitale
Age:	59
Director since:	January 2005
CoBiz board committee:	Governance & Nominating Committee (Chair)
Principal occupation and recent business experience:

Ms. Vitale co-founded Pellera, a strategic communications and business development firm, in 2001. Previously, she had served as President, CEO and Chairman of the Board of WestwindMedia.com, President and COO of RMI.NET, and President-western states for AT&T. She received her bachelor's degree from Hillsdale College in Hillsdale, Michigan; a master's degree from the University of Colorado; and an advanced management degree from the Wharton School of the University of Pennsylvania. She was also a Commissioner on former Colorado Governor Bill Owens' Commission for Science and Technology. In addition, she is the Chairman and a member of the Board of Directors of the National Association of Corporate Directors (NACD) local chapter. Ms. Vitale has also been recognized as an NACD Board Leadership Fellow and SEC financial expert.

The Company has a very sophisticated approach to utilizing technology to meet the needs of its customers. In addition, the Company is publicly traded and understands the importance of strong corporate governance. The Company believes Ms. Vitale's qualifications to serve as a director include her varied positions in the technology and telecommunications industries, her experience and leadership in the corporate governance arena, her board experience in technology and medical technology companies and her years of experience as a director of the Company.

Other public company directorships held during the past five years:	Ms. Vitale has served on the Board of Zynex, Inc., a publicly-traded medical technology company, since 2008.

Name:	Mary M. White
Age:	61
Director since:	January 2005
CoBiz board committee:	Compensation Committee (Chair)
Principal occupation and recent business experience:

Ms. White has served as the CEO of Swedish Medical Center, Englewood, Colorado, since 1996; previously, she spent 15 years at Rose Medical Center in Denver where she went from an Administrative Resident to Senior Vice President. Ms. White is active in many community organizations, having served on the Boards of the Colorado Neurological Institute, Colorado Personalized Education for Physicians, the American Heart Association and Doctors' Care. She is a past President of the Board of the Colorado Health & Hospital Association and is a past chair of the American Hospital Association's Metropolitan Hospital Governing Council. Ms. White received her bachelor's degree from Juniata College in Huntingdon, Pennsylvania, and a master's degree from the University of Pittsburgh.

The Company has a significant concentration of loans to medical practices and the physicians involved in those groups. Ms. White has experience interacting with these groups and physicians in her current role. The Company believes Ms. White's qualifications to serve as a director include her extensive managerial and executive level experience in the healthcare industry, her extensive board experience in the not-for-profit world and her years of experience as a director of the Company.

Other public company directorships held during the past five years:	None

2.  Advisory (nonbinding) shareholder approval of executive compensation

        The Board of Directors has adopted a policy that provides Company shareholders the opportunity to vote on an advisory (nonbinding) resolution at each annual meeting to approve the compensation of the Company's executives named in the annual proxy statement, including the Compensation Discussion and Analysis and related disclosure contained in such proxy statement.

        This proposal gives you as a shareholder the opportunity to vote for or against the following resolution:

  "RESOLVED, that the shareholders of CoBiz Financial Inc. (the "Company") approve the compensation of the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Executive Compensation tables and the related narrative discussion contained in the Proxy Statement."

        Because your vote is advisory, it will not be binding upon the Board and may not be construed as overruling any decision by the Board. However, the Compensation Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.

        Shareholders are encouraged to carefully review the "Compensation Discussion and Analysis" section of this proxy statement for a detailed discussion of the Company's executive compensation program.

        Our overall executive compensation policies and procedures are described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement. Our compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our shareholders, as described in the Compensation Discussion and Analysis. The Compensation Committee, which is comprised entirely of independent directors, oversees our executive compensation program and monitors our policies to ensure they continue to emphasize programs that reward executives for results that are consistent with shareholder interests.

        Our Board and our Compensation Committee believe that our commitment to these responsible compensation practices justifies a vote by shareholders FOR the resolution approving the compensation of our executives as disclosed in this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RESOLUTION APPROVING THE COMPENSATION OF EXECUTIVES.

3.  Ratification (nonbinding) of Independent Registered Public Accounting Firm.

        The Board of Directors has appointed Crowe Horwath LLP as the Company's independent registered public accounting firm for the year ending December 31, 2013. Crowe Horwath LLP has no relationship with the Company other than that arising from its engagement as independent registered public accounting firm. See "Relationship with Independent Registered Public Accounting Firm" below. Representatives of Crowe Horwath LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2013.

4.  Shareholder proposal regarding the independence of the Chairman of the Board.

        Mr. Gerald R. Armstrong, whose address and telephone number are 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, (303) 355-1199, and who is the beneficial owner of 3,937 shares of the Company's Common Stock, has informed the Company that he intends to present a proposal for consideration at the Annual Meeting. The proposal and supporting statement of Mr. Armstrong are set forth below. The Board of Directors opposes this proposal for the reasons described in the Board of Directors' Statement in Opposition.

PROPOSAL OF MR. ARMSTRONG:

        That the shareholders of CoBiz Financial Inc. request its Board of Directors to establish a policy requiring that the Board's chairman be an "independent director," as defined by the rules of the New York Stock Exchange and National Association of Securities Dealers, and who has not previously served as an executive officer of CoBiz Financial Inc.

        This policy should not be implemented to violate any contractual obligation and should specify: (a) how to select a new "independent" chairman if the current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance is excused if no independent director is available and willing to serve as chairman.

STATEMENT

        The proponent believes that the Board of Directors will provide greater oversight of management with an "independent chairman." The absence of an "independent chairman" could be part of the past problems and the inability of CoBiz to regain significant profits to restore reasonable dividends to its shareholders. The current dividend is only 28.57% of past dividends which is a reduction of 71.43% from past dividends.

        He presented this proposal a year ago and it received strong support. At that time, the proponent heard from many investors who supported the proposal and noted the long-standing "bad practices" at CoBiz that had likely contributed to its diminished earnings, value, and its being such a poor investment.

        While the Board may want to believe that a "Lead Director" is a solution, it should be apparent that the position of "Lead Director" has not solved the problems of low earnings at CoBiz.

        Steven Bangert has been Chairman and Chief Executive Officer since 1994 and is the most highly compensated officer of CoBiz. It should be noted that his compensation has been increased, or maintained at high levels, although dividends remain reduced since 2009.

        Past "compensation consultants" include a certified public accounting firm and an employee benefits consultant who are not serving other public corporations in that capacity.

        Norges Bank Investment Management has stated in support of a similar proposal:

        "The roles of Chairman of the Board and CEO are fundamentally different and should not be held by the same person. There should be a clear division of responsibilities between these positions to insure a balance of power and authority on the Board. Approximately 43% of S&P 1500 companies have separate CEO and Chairman positions.

        "The Board should be led by an independent Chairman. Such a structure will put the Board in a better position to make independent evaluations and decisions, hire management, decide a remuneration policy that encourages performance, provide strategic direction and support management in taking a long-term view in development of business strategies. An independently led Board is better able to oversee and give guidance to corporation executives, help prevent conflict or the perception of conflict, and effectively strengthen the systems of checks-and-balances with corporate structure and thus protect shareholder value."

        If you agree, please vote "FOR" this proposal.

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION:

        The Board of Directors unanimously recommends a vote AGAINST this proposal. This is the second consecutive year Mr. Armstrong has presented this proposal. Last year, more than 70% of the shareholders who voted were against this proposal. The Company does not have a formal policy with respect to whether the positions of Board Chairman and CEO should be separate or combined. This allows the Board to consider the specific needs and best leadership structure for the Company when the positions are open for consideration. The Spencer Stuart US Board Index 2012 (Spencer Stuart) reported that eight companies within the S&P 500 had transitioned from an independent chairman to a recombined role in the past year. Implementing this proposal would restrict the Board's flexibility in selecting the best person to serve as Chairman.

        While the proponent believes this proposal would "provide greater oversight of management," there is not a consensus that separating the roles of Chairman and CEO would positively impact shareholder value. According to the Report of the NACD Blue Ribbon Commission on Board Leadership, "companies identified as having both high governance scores (according to two leading governance rating agencies) and also positive financial performance (having double-digit shareholder returns) tended to combine the two roles." As noted in the shareholder proposal, less than half of all S&P 500 companies have separated the Chairman and CEO roles. Similarly, the 2012-2013 NACD Public Company Governance Survey found that 55% of small cap companies utilize a combined Chairman and insider role (in nearly all cases the CEO). In addition, Spencer Stuart reported that only 18 companies within the S&P 500 (3.6% of the companies) have a formal policy to separate the roles.

        Mr. Bangert has served as Chairman of the Board and CEO since 1994. As Chairman, he presides over the Board meetings and acts as the primary liaison between the Board and executive management. As CEO, Mr. Bangert oversees the execution of business strategies and day-to-day operations of the Company. As all Board members have a fiduciary responsibility to the Company and are equal participants in decisions, the Board does not believe that separating the roles would "strengthen the systems of checks-and-balances with corporate structure" as stated in the proposal.

        The Board believes its governance practices mitigate any potential risks that may be perceived with the combined roles, including:

  •
  For the past seven years, the Board has appointed an independent Lead Director role to assure its ability to provide independent oversight of the Company's management.

  •
  The independent Lead Director approves the Board and committee meeting agendas in advance of all meetings.

  •
  All but one other Board member are independent directors.

  •
  Many of the directors are currently or have been senior executives of other companies.

  •
  Members of the Audit, Nominating sub-committee and Compensation Committees are all independent directors.

  •
  Board members regularly meet and interact with executive and senior members of management independently.

  •
  The Board utilizes independent consultants to review executive compensation and has aligned incentive compensation with corporate-wide performance goals that do not encourage unnecessary and excessive risks. The Audit Committee also receives advisement from outside legal counsel at each meeting.

  •
  The Board has executive sessions following each board meeting without the attendance of Mr. Bangert.

        The Board believes the combined position promotes both guidance and clarity of the Company's mission statement and unified leadership and direction for the Company. The Board believes this structure has been effective in governing the Company and that changes would impede the agility in which the Company has operated when strategic decisions are required.

        FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE
"AGAINST" THE PROPOSAL.

MEETINGS OF THE BOARD AND COMMITTEES

        The Board of Directors conducts its business through meetings of the Board and the following standing committees: Executive, Audit, Governance and Nominating and Compensation. The standing committees regularly report on their activities and actions to the full Board. Each of the standing committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work. With the exception of the Executive Committee, each of the standing committees has adopted and operates under a written charter.

        The Company maintains an Internet website located at www.cobizfinancial.com on which, among other things, the Company makes available, free of charge, various reports that it files with or furnishes to the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. These reports are made available as soon as reasonably practicable after they are filed with or furnished to the SEC. The public may read and copy any materials we file or furnish with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, DC 20549. Additional information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Company has also made available on its website its Corporate Governance Guidelines, its Excessive or Luxury Expenditures Policy and its Code of Conduct and Ethics, as well as the charters for its Audit Committee, Governance and Nominating Committee and Compensation Committee. To access these materials, visit the Company's website at www.cobizfinancial.com and select "Investor Relations," then select "Committee Charters," and then select the name of the document you wish to view. The content on any website referred to in this filing is not incorporated by reference into this filing unless expressly noted otherwise.

        The Board of Directors held five meetings during fiscal year 2012. Each incumbent director attended at least 75% of the total meetings of the Board and Board committees on which the director served during the fiscal year.

        The following table reflects the current membership of each Board committee:

Committee Membership
Name	Executive	Audit	Governance & Nominating	Compensation
Steven Bangert	X
Michael B. Burgamy	X	X
Morgan Gust	X		(1)
Evan Makovsky			X
Douglas L. Polson		X
Mary K. Rhinehart		Chair
Noel N. Rothman				X
Bruce H. Schroffel				X
Timothy J. Travis	X		X
Mary Beth Vitale			Chair
Mary M. White				Chair

(1)
Mr. Gust has tie-breaking authority as an ex-officio member.

Executive Committee

        The Executive Committee is authorized to exercise certain of the powers of the Board of Directors, subject to ratification by the full Board of Directors, and meets as needed, usually in situations where it is not feasible to take action by the full Board of Directors. The Executive Committee did not meet in 2012.

Audit Committee

        The Audit Committee operates pursuant to a written charter adopted by the Company's Board of Directors. The Audit Committee has the responsibility to:

  •
  Oversee the accounting and financial reporting processes of the Company and the internal and external audit of the Company's financial statements;

  •
  Oversee the implementation of the system of internal control over financial reporting that management has established;

  •
  Appoint, compensate and oversee the work of any independent registered public accounting firm engaged by the Company for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and resolve any disagreement between management and the auditor regarding financial reporting;

  •
  Provide an avenue for communication between internal audit, the independent registered public accounting firm, financial management and the Board;

  •
  Consider and preapprove any audit and non-audit services proposed to be provided by the independent registered public accounting firm;

  •
  Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters; and

  •
  Review and approve related party transactions in accordance with SEC rules.

        The Audit Committee consists of three members, Mr. Burgamy, Mr. Polson, and Ms. Rhinehart, all of whom are independent under the NASDAQ listing standards currently in effect. The Board of Directors has designated Mr. Polson and Ms. Rhinehart each as an "audit committee financial expert" within the meaning of the applicable SEC rules. The Board of Directors has determined that the Audit Committee members do not have any relationship to the Company that may interfere with the exercise of independent judgment in carrying out their responsibilities. None of the Audit Committee members are current officers or employees of the Company or its affiliates. The Audit Committee held 11 meetings in 2012. At least quarterly, the Audit Committee met in private session with our independent registered public accounting firm and alone in executive sessions without members of management present. Annually, the Audit Committee has met privately with the Chief Financial Officer (CFO) and the Director of Internal Audit of the Company.

Governance and Nominating Committee

        The Governance and Nominating Committee (G&N Committee) operates pursuant to a written charter adopted by the Company's Board of Directors. The G&N Committee has the responsibility to:

  •
  In consultation with the independent Lead Director, identify individuals qualified to become Board members and recommend to the Board the director nominees for the next annual meeting of shareholders;

  •
  Ensure that the Board is comprised of at least a majority of independent directors;

  •
  Develop and recommend to the Board qualifications for the selection of individuals to be considered as candidates for election to the Board;

  •
  Recommend to the Board director candidates for each committee for appointment by the Board;

  •
  Lead the Board in its annual review of the Board's size, overall composition, and performance;

  •
  Oversee the development and implementation of orientation and continuing education programs for directors;

  •
  Affirmatively determine whether each director and nominee is independent as defined under the NASDAQ listing standards;

  •
  Provide oversight of the Company's enterprise-wide risk structure; and

  •
  Lead the Company in shaping its corporate governance policies and practices and code of conduct and ethics and monitor compliance with those policies and practices.

        When evaluating whether an incumbent director should be nominated for reelection, the G&N Committee reviews the director's overall service to the Company during his or her term, including the number of meetings attended, level of participation and quality of performance. When searching for new director candidates, the Board canvasses its network of professional contacts to compile a list of potential candidates and may also engage a professional search firm if it deems appropriate. The G&N Committee then meets to discuss and consider each candidate's qualifications and selects by majority vote a nominee to recommend to the full Board. The G&N Committee will consider individuals recommended by a shareholder of the Company to serve on the Board. For a description of the procedures for nominating a candidate to the Board and the minimum qualifications for Board membership, please see "Shareholder Recommendations of Director Nominees" below.

        At any meeting of the shareholders at which nominees for director are subject to an uncontested election (that is, the number of nominees is equal to the number of seats), any nominee for director who receives a greater number of votes "withheld" from his or her election than votes "for" such election (with "abstentions" and "broker non-votes" not counted as a vote "for" or "against" such nominee's election) (a "Majority Withheld Vote"), promptly shall offer to submit his or her resignation from the Board following certification of the shareholder vote. The G&N Committee shall consider the director's offer and recommend to the Board the action to be taken with respect to same, which can range from accepting the director's offer; to maintaining the director but addressing what the G&N Committee believes were the underlying causes of the "withheld" votes; to resolving that the director will not be renominated in the future for election; or to rejecting the director's offer.

        The G&N Committee has created a subcommittee for purposes of handling all matters related to the nomination of directors. Each member of such subcommittee must meet the independence requirements of the NASDAQ listing standards and any other applicable laws, rules and regulations governing independence, as determined by the Board. The director nomination subcommittee of the G&N Committee currently consists of Ms. Vitale and Mr. Travis, each of whom is independent under the NASDAQ listing standards currently in effect. Mr. Makovsky also serves on the G&N Committee, but does not serve on the director nomination subcommittee or have any role in the director nomination function of the G&N Committee. Mr. Gust is an ex-officio member of the G&N Committee and director nomination subcommittee and is eligible to vote in the event a tie-breaking vote is necessary.

        The G&N Committee held five meetings in 2012.

Compensation Committee

        The Compensation Committee operates pursuant to a written charter adopted by the Company's Board of Directors. The Compensation Committee assists the Board in the discharge of its responsibilities relating to compensation of the executives and other key employees of the Company, and in connection with administering the Company's employee benefit plans. The Compensation Committee has responsibility to:

  •
  Review and approve the Company's executive compensation philosophy;

  •
  Review market data to assess the Company's competitive position for the components of executive compensation (base-salary, annual incentives and long-term incentives);

  •
  Administer the Company's bonus, stock-based and other incentive plans;

  •
  Evaluate the performance of the CEO and other key executives and recommend appropriate compensation levels;

  •
  Review with management the Compensation Discussion & Analysis (or "CD&A") and Compensation Committee Report to be included in the Company's proxy statement and recommend to the Board that the CD&A be included in the proxy statement; and

  •
  Evaluate whether the risks arising from the Company's compensation policies would be reasonably likely to have a material adverse effect on the Company.

        The Compensation Committee is comprised of Ms. White and Messrs. Rothman and Schroffel, each of whom is not an employee of the Company, is independent under the NASDAQ listing standards currently in effect and is an "outside director" within the meaning of section 162(m) of the Internal Revenue Service Code (Code).

        The Compensation Committee held six meetings in 2012. During several meetings, the Compensation Committee held an executive session without members of management present.

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee was at any time during 2012, or at any other time, an officer or employee of the Company or any of its subsidiaries. Furthermore, no executive officer of the Company served on the compensation committee (or other Board committee performing equivalent functions) or as a director of any other entity that had an executive officer who served as a director or on the Compensation Committee of the Company.

        CoBiz Bank (Bank), a wholly owned subsidiary of the Company, has invested or committed to invest in several licensed Small Business Investment Companies (SBICs) in which certain directors (including Mr. Rothman, who is a member of the Compensation Committee) and executive officers of the Company also own interests. The Company is not involved in the day-to-day operations and does not have any decision making authority for the SBICs. While both the Company and certain directors have co-invested in the SBICs, the Company does not believe this has created a business relationship between the Company and the directors and does not present a conflict of interest. The investments in the SBICs are passive, meaning that there are not ongoing decisions that need to be made in regard to the investments. These investments and the interests of the directors and executive officers in the SBICs are described below.

        The Bank has committed $1,000,000 to Prairie Capital Mezzanine Fund III, L.P. (Prairie Capital III). As of December 31, 2012, the Bank's aggregate investment in Prairie Capital III was $850,000, and the Bank was subject to additional capital calls of up to $150,000 in Prairie Capital III. Messrs. Bangert, Rothman and Burgamy have capital commitments to Prairie Capital III in amounts of $2,000,000, $1,500,000 and $500,000, respectively, and own interests in Prairie Capital III proportionate to their capital commitments. Mr. Bangert is a member of the Advisory Board of Prairie Capital III.

        The Bank has committed $7,500,000 to GMB Mezzanine Capital, L.P. (GMB Mezz Fund). As of December 31, 2012, the Bank's aggregate investment in the GMB Mezz Fund was $4,029,000, and the Bank was subject to additional capital calls of up to $3,471,000 in the fund. The GMB Mezz Fund Partnership Agreement stipulates that unused capital calls returned to partners can be subject to recall at a later date which would increase the amount of additional capital calls the Bank is subject to. The GMB Mezz Fund's general partner is Lakeside Capital Partners, LLC (Lakeside Capital). The Company advanced start-up funding to Lakeside Capital while it was forming and marketing the GMB Mezz Fund. In return, Lakeside Capital granted naming rights of the fund to CoBiz and agreed to allocate a portion of their carried-interest in the GMB Mezz Fund to the Company. The following directors have also made capital commitments to the GMB Mezz Fund, as indicated and own interests proportionate to their capital commitments: Mr. Bangert—$2,500,000; Mr. Burgamy—$500,000; Mr. Rothman—$2,000,000; and Mr. Travis—$500,000. Mr. Bangert is also a member of the Advisory Board of GMB Mezz Fund.

 Experience, Qualifications, Attributes and Skills of Directors and Nominees

        In considering each director and director nominee and the composition of the Board as a whole, the G&N Committee searches for candidates that promote diversity of views, experiences, characteristics, attributes and skills, including diversity in gender and ethnic background, that the G&N Committee believes enables a director to make a significant contribution to the Board and its oversight of the Company. These experiences, characteristics, attributes and skills include management experience, independence, financial expertise, education, community involvement and diversity in gender and ethnic background. The Committee may also consider other experiences, characteristics, attributes and skills, as it deems appropriate, given the needs of the Board and the Company.

        The Committee believes that directors who possess these experiences, characteristics, attributes and skills are better able to provide oversight of management and our long-term and strategic objectives. On an annual basis, the G&N committee reviews the nominees selected to serve as directors and considers the diverse backgrounds, education, experiences, and skills of the nominees. While there is no formal diversity policy, the G&N committee also considers in this review, its desire for diversity in gender, race, age, geography and background when recommending committee memberships and nominees. In addition, the G&N committee conducts an annual self-assessment of the Board's effectiveness that includes consideration of the appropriate mix of the board members. The following table sets forth the experience, characteristics, attributes and skills of each director nominee that led the Board to conclude that such persons should serve as directors. The Board also considered the specific experience described in each nominee's biographical information, as disclosed above.

Attribute	Directors with Attribute
Management Experience
Experience as a CEO, COO, President or Senior Vice President of a company or a significant subsidiary, operating division or business unit.	Steven Bangert Michael B. Burgamy Morgan Gust Evan Makovsky Douglas L. Polson Mary K. Rhinehart	Noel N. Rothman Bruce H. Schroffel Timothy J. Travis Mary Beth Vitale Mary M. White
Independence
Satisfies the independence requirements of the NASDAQ listing standards and SEC regulations.	Michael B. Burgamy Morgan Gust Douglas L. Polson Mary K. Rhinehart Noel N. Rothman	Bruce H. Schroffel Timothy J. Travis Mary Beth Vitale Mary M. White
Financial Expertise
Possesses the knowledge and experience to be qualified as an "audit committee financial expert" as that term is defined by SEC regulations.	Morgan Gust Douglas L. Polson Mary K. Rhinehart	Mary Beth Vitale Mary M. White
Education
Possesses an advanced educational degree.	Morgan Gust Evan Makovsky Douglas L. Polson Mary K. Rhinehart	Bruce H. Schroffel Mary Beth Vitale Mary M. White
Community Involvement
Is actively involved in the communities in which we operate and will promote a positive image of the Company.	Steven Bangert Michael B. Burgamy Morgan Gust Evan Makovsky Douglas L. Polson Mary K. Rhinehart	Noel N. Rothman Bruce H. Schroffel Timothy J. Travis Mary Beth Vitale Mary M. White
Diversity
Contributes to the board in a way that enhances perspectives through diversity in gender, ethnic background, etc.	Mary K. Rhinehart Mary Beth Vitale Mary M. White

Board Structure and Lead Independent Director

        Mr. Bangert serves as the Chairman of the Board, in addition to his duties as CEO of the Company. He is currently the only director who is also an employee of the Company. The Board has determined that the current structure of the combined Chairmanship and CEO position is in the best interest of the Company. The Board believes that the experience of Mr. Bangert is invaluable to the leadership and the direction of the Company as provided by the Board. The combined position promotes both guidance and clarity of the Company's mission statement. The Board believes that the potential appearance of a conflict of interest that may arise when the positions are combined has been mitigated by steps taken by the Board. Specifically, the Board has elected a lead independent director as discussed below, conducts executive sessions without the presence of management, utilizes the services of independent consultants to review executive compensation and has aligned incentive compensation with corporate-wide performance goals that do not encourage unnecessary and excessive risks. Further, the Board has demonstrated their commitment and ability to provide independent oversight of management. A majority of the members of the board are independent, and 100% of the members of the Audit, Compensation, and G&N sub-committee are independent.

        Mr. Gust currently serves as the lead independent director of the Board of Directors. He was elected to such position by the independent members (excluding Messrs. Bangert and Makovsky) of the Board of Directors at the July 2012 meeting of the Board of Directors. The lead independent director position will continue to be reviewed annually. The responsibilities of the lead independent director are as follows:

  •
  Coordinating the activities of the independent directors;

  •
  Advise the Chairman as to an appropriate schedule of Board meetings, seeking to ensure that the independent directors can perform their duties responsibly while not interfering with the flow of Company operations;

  •
  Advise the Chairman as to the quality, quantity, and timeliness of the flow of information from Company management that is necessary for the independent directors to effectively and responsibly perform their duties and may specifically request the inclusion of certain material;

  •
  Recommend to the Chairman the retention of consultants who report directly to the Board;

  •
  Interview, along with the Chair of the G&N Committee, all Board candidates and make recommendations to the Nominating Committee of the Board;

  •
  Assist the Board and Company officers in assuring compliance with and implementation of the Company's governance guidelines;

  •
  Coordinate and develop the agenda for and moderate executive sessions of the Board's independent directors and act as principal liaison between the independent directors and the Chairman on sensitive issues;

  •
  Evaluates, along with the Compensation Committee and the Board, the CEOs performance and meets with the CEO to discuss the Board's evaluation;

  •
  Recommends to the Chairman the membership of the various Board committees, as well as the selection of the committee chairs;

  •
  Approves meeting agendas and schedules for the Board in advance of the meetings; and

  •
  Is an ex-officio member of Governance and Nominating subcommittee to review director nominations and is eligible to vote in the event a tie-breaking vote is necessary.

Board's Role in the Risk Oversight Process

        The Board's role in risk oversight is to oversee and monitor the Company's risk management processes and to ensure that management has the skills and resources in place to address areas of risk within the organization. To facilitate that goal, the Company has implemented an enterprise-wide risk analysis and oversight program. This program is designed to: (a) identify the various risks faced by the organization, including credit risk, market risk (including liquidity risk) and operating risk (including technology, operational, compliance and fiduciary risk); (b) identify appropriate mitigation measures for such risks, including assigning responsibility for managing those risks to individual executives within the management team; and (c) align these management assignments with appropriate Board—level oversight.

        Responsibility for the oversight of the program itself has been delegated to the G&N Committee. Under the program, a risk matrix has been developed and the organization's most prominent risks have been identified, responsibility for such risks has been assigned to appropriate executives, and assignments have been aligned for appropriate Board oversight. Responsibility for managing these risks includes strategies related to both mitigation (acceptance and management) and transfer (insurance). The G&N Committee reviews and updates the matrix annually or as necessary if there are significant changes to products, services or risks. Such reviews are performed with input from individuals tasked with risk oversight, including our Chief Operations Officer, Chief Credit Officer, Internal Audit Director, Treasurer, Chief Information Officer and Compliance Manager. After input is received from these officers, the G&N Committee submits the risk matrix to the full BOD for review.

        The Board also regularly reviews the organizational structure of the Board, its committees and the management structure of the Company to ensure that risk oversight is appropriately addressed. The Board or a Board committee also meets in executive sessions without management, including executive sessions with our independent registered public accountants, to discuss items that include risk. The Board meets regularly with our Chief Operations Officer and other members of management to review the risk profile of the Company and risks related to the introduction of new and/or changed products.

        As part of its oversight of the Company's executive compensation program, the Compensation Committee and the Company's management team are responsible for evaluating the risks presented by the Company's compensation programs and confirming that such programs: (i) do not encourage risk taking to a degree that is reasonably likely to have a materially adverse impact on the Company; (ii) do not encourage the management team to take unnecessary and excessive risks that threaten the value of the Company; and (iii) do not encourage the manipulation of reported earnings of the Company.

Director Training

        We are committed to the continuing education of the Board. The Company provides an orientation program for new directors and a continuing education program for all members of the Board. These programs include presentations from senior management on the Company's strategic plans, significant financial, accounting and risk management issues, compliance programs, and management structure. The Company also provides ongoing funding for director training provided outside of the Company.

Compensation of Directors

        Each director who is not an employee, but serves in the roles described below, receives the following:

  •
  $12,000 annual retainer fee for Board service

  •
  $10,000 annual retainer for Audit Committee chair

  •
  $5,000 annual retainer for Audit Committee members (excluding chair)

  •
  $5,000 annual retainer for Compensation Committee chair

  •
  $5,000 annual retainer for G&N Committee chair

  •
  $7,500 annual retainer for Lead Independent Director

  •
  $1,000 for each Board or Committee meeting they attend, with the exception of Audit Committee, whose members receive $1,250 for each meeting they attend

  •
  $250 for any telephonic meeting of one-half hour or less and full time meeting fees for telephonic meetings which exceed one-half hour.

        In addition, during 2012 each incumbent director who was not an employee of the Company received options to purchase 1,000 shares of common stock for $6.62 per share, which represented 110% of the closing market price of the stock on the date of grant. Furthermore, any director who is not an employee of the Company who also served on the Bank's Board of Directors received an option to purchase an additional 1,000 shares of common stock for $6.62 per share and was paid a fee of $1,000 for each meeting of the Bank's Board they attended. Any non-employee director who is on the Bank's Board of Directors also received an annual retainer fee of $6,000. Directors of the Company who are employees do not receive additional compensation for their services as directors or committee members.

        No director received perquisites or personal benefits in excess of $10,000 during 2012.

        The following table shows the compensation of the members of our Board of Directors during fiscal year 2012.

Name(1)	Fees earned or paid in cash ($)	Option awards ($)(2)	All other compensation ($)(3)	Total ($)
Michael B. Burgamy	$36,000	$2,811	$23,811	$62,623
Morgan Gust	$28,000	$2,811	$2,090	$32,901
Evan Makovsky	$22,000	$2,811	$18,811	$43,623
Douglas L. Polson	$36,000	$2,811	$—	$38,811
Mary K. Rhinehart	$41,250	$2,811	$—	$44,061
Noel N. Rothman	$22,750	$2,811	$—	$25,561
Bruce H. Schroffel	$22,500	$2,811	$—	$25,311
Timothy J. Travis	$25,750	$2,811	$950	$29,511
Mary Beth Vitale	$27,250	$2,811	$20,811	$50,873
Mary M. White	$25,500	$2,811	$—	$28,311

(1)
Steven Bangert, our CEO, is not included in this table because he is an employee of CoBiz and thus received no additional compensation for his service as director. The compensation he received as an employee is shown in the Summary Compensation Table.

(2)
The amounts in this column are calculated based on Accounting Standards Codification Topic 718, Compensation—Stock Compensation (ASC 718), and represent the grant date fair value of the award. The fair value of stock option awards is estimated using the Black-Scholes option-pricing model. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 14 to our consolidated financial statements included in our 2012 Annual Report and Form 10-K. The grant date fair value per each director option award granted in 2012 was $2.81 per option based on 110% of the closing price per share of CoBiz Common Stock of $6.02 on May 17, 2012.

  The directors held options at December 31, 2012, as follows:

Name	Aggregate number of option awards outstanding at December 31, 2012
Michael B. Burgamy	13,000
Morgan Gust	7,000
Evan Makovsky	16,742
Douglas L. Polson	4,734
Mary K. Rhinehart	4,734
Noel N. Rothman	10,805
Bruce Schroffel	1,600
Timothy J. Travis	10,805
Mary Beth Vitale	11,000
Mary M. White	8,000
(3)
All other compensation represents fees paid for service on the Bank's Board of Directors, the cost of Company provided physicals up to $3,000 annually and the grant date fair value of $2,811 for the 1,000 additional options granted in 2012 based on 110% of the closing price per share of CoBiz Common Stock of $6.02 on May 17, 2012. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 14 to our consolidated financial statements included in our 2012 Annual Report and Form 10-K.

MANAGEMENT

Executive Officers

        Information regarding executive officers of the Company is set forth below. Biographical information for Mr. Bangert is set forth above under "Election of Directors."

Name:	Lyne B. Andrich
Age:	46
Officer since:	May 1997
Principal occupation and recent business experience:

Ms. Andrich has served as Executive Vice President and CFO of the Company since May 2003. Ms. Andrich served as Controller of the Company from May 1997 until May 2003. From November 1995 to May 1997, Ms. Andrich was a regional reporting manager for Key Bank of the Rocky Mountains. From June 1989 to November 1995, Ms. Andrich held several positions with Bank One, Colorado, including Assistant Controller, Financial Reporting Manager and internal auditor. She holds a B.S. degree in accounting from the University of Florida and is a Certified Public Accountant.

Other public company directorships held during the past five years:	None
Name:	Richard J. Dalton
Age:	56
Officer since:	January 1997
Principal occupation and recent business experience:

Mr. Dalton has served as the Executive Vice President and Chief Operations Officer (COO) of the Company since May 2009. From May 2003 to May 2009, Mr. Dalton served as the President of the Company. From January 1997 to May 2003, Mr. Dalton served as Executive Vice President and CFO of the Company. From August 1992 to January 1998, Mr. Dalton was the Vice President of Western Capital. From August 1992 to June 1996, Mr. Dalton served as the President and CEO of River Valley Bank—Texas. He holds a B.S. degree in business administration from Colorado State University—Pueblo and an M.B.A. from the University of Colorado.

Other public company directorships held during the past five years:	None

Name:	Troy R. Dumlao
Age:	40
Officer since:	May 2002
Principal occupation and recent business experience:

Mr. Dumlao has served as the Senior Vice President and Chief Accounting Officer of the Company since October 2007. Mr. Dumlao served as Controller of the Company from May 2003 to October 2007 and as Assistant Controller from May 2002 to May 2003. Mr. Dumlao previously held various financial management positions in both corporate and public accounting, with companies such as Qwest Communications, Atlas Air Worldwide Holdings and Deloitte & Touche LLP. He holds a B.S.B.A degree in accounting from Colorado State University—Pueblo and an M.B.A. in corporate financial management from the University of Colorado. Mr. Dumlao is also a Certified Public Accountant.

Other public company directorships held during the past five years:	None
Name:	Sue Hermann
Age:	46
Officer since:	June 2000
Principal occupation and recent business experience:

Ms. Hermann has served as Senior Vice President and Director of Communications of the Company since July 2007. She joined the company in June 2000. From October 1999 - June 2000, she served as Director of Communications for the Denver Metro Chamber of Commerce. She previously held positions with The Reynolds and Reynolds Company, the Downtown Dayton Partnership and Boatmen's Bancshares. She holds a B.J. degree in magazine journalism from the University of Missouri—Columbia and an M.E. in educational leadership from Wright State University.

Other public company directorships held during the past five years:	None

Name:	Christopher Huss
Age:	44
Officer since:	June 2003
Principal occupation and recent business experience:

Mr. Huss has served as Capital Markets Director and Treasurer of the Company since January 2005. He served as Vice President of the Company from June 2003 - January 2005. Mr. Huss previously served as Senior Vice President for Remount Capital, LLC and Hawthorne Colorado, Inc. and held various positions at River Valley Savings Bank. He holds a B.S.B.A. degree in finance from the University of Denver and an M.B.A. degree in corporate strategy from the University of Michigan. Mr. Huss is also a Chartered Financial Analyst.

Other public company directorships held during the past five years:	None
Name:	Jonathan C. Lorenz
Age:	61
Officer since:	March 1995
Principal occupation and recent business experience:

Mr. Lorenz has served as CEO of the Company's banking franchise composed of Colorado Business Bank and Arizona Business Bank since 1995. From June 1993 to March 1995, Mr. Lorenz pursued various business investment opportunities, including the formation of First Western Growth Fund, a small business investment company. Mr. Lorenz was employed by Colorado National Bank (CNB) in various capacities from September 1976 to June 1993. His last position with CNB was Senior Vice President and Manager of Corporate Banking. He holds a B.A. degree in political science and an M.B.A. from the University of Colorado.

Other public company directorships held during the past five years:	None

Name:	Robert B. Ostertag
Age:	52
Officer since:	January 1996
Principal occupation and recent business experience:

Mr. Ostertag has served as Executive Vice President and Chief Credit Officer of the Bank since May 2003. From June 2001 to May 2003, he held the position of Senior Vice President and Senior Credit Officer. Prior to June 2001, Mr. Ostertag was the Senior Vice President and Commercial Lending Manager of the downtown bank. Before joining the Company, Mr. Ostertag worked for Bank One, Denver for twelve years as Vice President and Commercial Relationship Manager, and last served as Vice President and Business Banking Group Manager for the northern half of the Denver-Metro area. Mr. Ostertag graduated with a double major in Finance and General Business from Colorado State University, Fort Collins, Colorado.

Other public company directorships held during the past five years:	None
Name:	Scott Page
Age:	54
Officer since:	July 2009
Principal occupation and recent business experience:

Mr. Page has served as Colorado Market President of the Bank since 2009 and Director of Wealth Management since 2012. Previously he served as Executive Vice President and Director of Community Banking for Vectra Bank Colorado, and Senior Vice President of US Bank's large commercial banking and financial institutions group. Mr. Page holds a B.S. and an M.B.A. from University of New Mexico, and is a graduate of the University of Colorado School of Banking.

Other public company directorships held during the past five years:	None

Name:	David Pass
Age:	44
Officer since:	April 2002
Principal occupation and recent business experience:

Mr. Pass has served as Executive Vice President and Chief Information Officer of the Company since 2002. From January 1997 - April 2002, Mr. Pass served as Senior Vice President and Technical Services Manager for Southwest Bank of Texas (now Amegy Bank). From August 1992 - January 1997, Mr. Pass held several management positions with Universal Computer Systems, Texas, including Telecommunications, Network and Data Center operations. He holds a B.S. degree in Finance from the University of Northern Colorado and numerous technical certifications.

Other public company directorships held during the past five years:	None

EXECUTIVE COMPENSATION

        This section describes the Company's compensation philosophy, policies and programs and the compensation paid during 2012 to the Company's principal executive officer (i.e., our CEO), principal financial officer (i.e., our CFO) and the three other executive officers of the Company having the highest total compensation for executive officers. We refer to these five individuals, identified in the following table, throughout the proxy statement as the "Named Executive Officers" or "NEOs."

NEO	Officer Title
Steven Bangert	Chairman of the Board and Chief Executive Officer of CoBiz Financial Inc.
Jonathan C. Lorenz	Executive Vice President and Chief Executive Officer of CoBiz Bank
Lyne B. Andrich	Executive Vice President and Chief Financial Officer
Richard J. Dalton	Executive Vice President and Chief Operations Officer
Scott Page	Executive Vice President/Director of Wealth Management and Colorado Market President

Compensation Discussion and Analysis

Executive Summary

        The Compensation Committee of the Board is responsible for establishing and overseeing our executive compensation policies and practices. The Compensation Committee has taken the following actions related to NEO compensation for 2012:

  •
  Base salaries were not increased, but were maintained at the same level since 2008 for three of the five NEOs. Ms. Andrich and Mr. Page both received salary increases commensurate with additional responsibilities;

  •
  Continued the annual incentive plan that was adopted in 2010 that focuses on performance based incentives, with the following changes:

  •
  Increased the minimum Return on Assets (ROA) hurdle required to qualify for the Company portion of the incentive from 0.25% to 0.50%.

    •
    Changed one of the performance metrics from "stock price growth" to "total rate of return". Total rate of return includes both stock price growth and dividends and is more aligned with the total return to shareholders.

  •
  Reduced the amount of eligible bonus for each NEO as follows:

Name	Reduction of Maximum Bonus Potential
Steven Bangert	(6.3)%
Jonathan C. Lorenz	(21.9)%
Lyne B. Andrich	(21.9)%
Richard J. Dalton	(37.5)%
  •
  Terminated the Supplemental Executive Retirement Plan (SERP) on March 22, 2012. No benefits accrued to the participants in 2012 and no future benefits will accrue; and

  •
  Considered the results of the 2012 say-on-pay vote on executive compensation from the May 17, 2012 annual meeting. Approximately 96% of shareholders who voted approved the compensation of the NEOs. The Committee believes the results of the vote indicate strong support of the Company's NEO compensation structure.

        Measures taken by the Compensation Committee to strengthen governance of our compensation practices include:

  •
  In early 2013, increased the minimum stock ownership for the CEO to a multiple of four times base salary (the multiple is currently $2,090,000) and all other NEOs to a multiple of two times annual base salary;

  •
  In early 2013, increased the minimum stock ownership for directors to three times the annual board retainer (the multiple is currently $36,000);

  •
  Beginning in 2010, implementation of a company-wide incentive plan that balances cash compensation and incorporates restricted stock with future service requirements as a significant component of the incentive payment;

  •
  Implementation of a policy that employment agreements entered into after 2009 will not include a tax gross-up provision upon a change in control;

  •
  Implementation of a policy that employment agreements executed after 2009 require double-triggers upon a change in control;

  •
  Adoption of a policy to include an annual say-on-pay proposal in the annual proxy statement since 2009;

  •
  Ongoing review of all of the Company's incentive plans and compensation structures, with consultation from independent consultants;

  •
  Adoption of a luxury expenditures policy; and

  •
  The Compensation Committee has not reset the strike price of any options granted even though most outstanding awards are significantly "out-of-the-money".

Compensation Philosophy

        The general compensation philosophy of the Company is to provide executive compensation that allows the Company to recruit, retain and motivate a highly qualified management team that formulates and implements the Company's business strategies that ultimately lead to enhancing long-term shareholder value. To achieve this objective, the Company's compensation plan includes a combination of base salary and annual cash incentive compensation to reward short-term performance, and the grant of time-vested restricted stock and options to encourage retention and long-term performance.

        The financial performance of CoBiz improved during 2012. Noted below are some of the significant financial performance measures and operational results for 2012:

  •
  Income from continuing operations before taxes in 2012 increased to $37.5 million, from $27.4 million in 2011;

  •
  Increased the loan portfolio by 18% in 2012, the highest level in the past five years;

  •
  Growth in the loan portfolio, particularly in the small business lending category, qualified the Company for the lowest dividend rate (1%) for the second quarter of 2013 on its preferred stock issued pursuant to the Small Business Lending Fund program;

  •
  Significantly reduced the ratio of nonperforming loans to total loans to 1.02% at the end of 2012, from 1.66% in 2011, 2.60% in 2010 and 4.44% in 2009;

  •
  The Company's bank received a 2012 Greenwich Excellence Award for outstanding service in the middle market banking segment in the West region for the second consecutive year and a 2012 Treasury Management Excellence Award;

  •
  Recognized as a CEO Gold Standard employer by the CEO Roundtable on Cancer;

  •
  Named No. 2 in the large employer category in a review of metropolitan Denver's healthiest employers; and

  •
  Designated a Gold-Fit Friendly Worksite by the American Heart Association.

        The section titled "Components of our 2012 Compensation Program" noted below describes in more detail how the Company's executive officers were compensated for their performance in 2012. Additional information on the Company's business results can be found in the Company's 2012 Annual Report under the Management's Discussion and Analysis section.

Independent Consultant and Peer Group Analysis

        Annually, the Compensation Committee reviews the total compensation structure for the CEO and other NEOs. The Compensation Committee has the authority to retain outside consultants or advisors to assist in their analysis. In early 2012, the Compensation Committee engaged EKS&H and Denver Compensation & Benefits LLC (Denver Compensation), to assist in reviewing the overall compensation practices of the Company. Both consultants reported to the Compensation Committee. The fees paid to EKS&H and Denver Compensation for all services did not exceed $120,000 individually.

        Annually, the Compensation Committee considers the market competitiveness of NEO compensation. As part of this consideration, the Compensation Committee reviews a group of peer companies who have somewhat similar attributes of size, product offerings and geographical location to obtain a general understanding of current compensation practices. In 2012, the Compensation Committee considered the following nine publicly traded, regional banks with assets between $2-7 billion:

  •
  Guaranty Bancorp, First Financial Bankshares, Inc., Columbia Banking Systems, Inc., PacWest Bancorp, Western Alliance Bancorporation, Glacier Bancorp, Texas Capital Bancshares, Inc., CVB Financial Corp., First Interstate BancSystem, Inc.

        The Compensation Committee considered the differences, as well as similarities in business models of these specific peers in its evaluation of the appropriateness and adequacy of the Company's compensation structure for its top executive officers. The Compensation Committee also reviewed data reported by SNL Securities as set forth below.

        The information reviewed by the Compensation Committee included reported average compensation levels for various executive positions. The Compensation Committee does not benchmark executive compensation at a certain level or percentile based on the data. The data is only one of the components considered when setting executive compensation. Other factors include, but are not necessarily limited to, level of responsibility, results of regulatory examinations, individual performance, operating unit performance, overall Company performance and achievement of specific goals.

Components of our 2012 Compensation Program

        2012 compensation for the NEOs was allocated between base salary, annual incentive compensation and longer-term awards as follows:

	Short-term performance awards:		Long-term performance awards:
Name	Base salary(1)	Annual incentive(1)	Equity- based(2)	Total
Steven Bangert	52%	18%	30%	100%
Jonathan C. Lorenz	51%	19%	30%	100%
Lyne B. Andrich	52%	19%	29%	100%
Richard J. Dalton	53%	16%	31%	100%
Scott Page	46%	22%	32%	100%

(1)
Base salary and annual incentive percentages are based on the amounts disclosed in the "Summary Compensation Table" for NEOs.

(2)
The long-term equity-based percentages are calculated utilizing amounts disclosed in the "Grants of Plan-Based Awards" table under the "Grant date fair value of stock and option awards" column.

        Pay-for-Performance.    The Company maintains a strong pay-for-performance philosophy that is managed through a combination of base salary, short-term incentives and long-term incentives. The annual incentive plan for NEOs has a significant portion that is weighted to Company performance, including the total rate of return on the Company's stock. The following chart shows the connection between the CEOs Realized Pay, Realizable Pay and the Company's Total Shareholder Return (annual total rate of return as measured by stock price growth and dividends):

  Realized Pay.    Realized Pay includes base salary, bonus, non-equity incentive plan compensation and all other compensation reported in the Summary Compensation Table, but excludes the change in pension value. It also includes the value realized on exercise of option awards and the value realized on vesting of restricted stock awards reported in the Option Exercises and Stock Vested table. The Company excludes the change in pension value (SERP) as it was a benefit that was deferred into the future and the plan was terminated in 2012.

  Realizable Pay.    Realizable Pay equals Realized Pay and a) the value of vested in-the-money options at year end and, b) the value of unvested restricted stock awards at the end of the year.

        The Company believes that Realized Pay is a more accurate reflection of the earnings of the CEO actually received during the year, which can often differ significantly from the amount reported in the Summary Compensation Table. Noted below is a table that compares the Realized Pay of the CEO to the amounts reported in the Summary Compensation Table (SCT):

Year	SCT	Realized Pay	Realized Pay vs SCT	Realized Pay as a % of SCT
2008	$1,012,037	$565,165	$(446,872)	56%
2009	$661,083	$570,406	$(90,677)	86%
2010	$1,023,002	$571,073	$(451,929)	56%
2011	$1,160,413	$776,238	$(384,175)	67%
2012	$1,071,092	$800,379	$(270,713)	75%

        Base Salary.    The Company believes that competitive base salaries are necessary to attract and retain high performing executive officers. Generally, base salary is revised and adjusted once each year near the beginning of the year. The CEO conducts annual performance reviews for all NEOs, excluding himself. The performance reviews take into account individual performance, experience, unique contributions to the Company and the Company's need for certain types of expertise. The Compensation Committee considers its members' and the CEO's evaluation of both company and individual performance, the CEO's salary recommendations and competitive market data in determining appropriate base salary.

        With respect to the base salary of the Company's CEO, all of the members of the Compensation Committee discuss the CEO's and the Company's performance at one or more Compensation Committee meetings and then advise the CEO of the results of this review. As with all the NEO's, this performance review of the CEO is generally based on both objective and subjective criteria, with a subjective analysis of all matters considered relevant by the Compensation Committee being the determining factor in ultimately fixing base salary. The CEO is not present during the voting or deliberation process on his compensation.

        Objectively, the Compensation Committee looks at the performance of the Company with particular emphasis on performance compared to budget for earnings. The Compensation Committee also considers, among other things, loan performance, loan and deposit growth, efficiency ratio, regulatory ratings and earnings from the fee based businesses (i.e., all of our businesses other than the Bank). Of these criteria, none has a specific performance objective for which a set base salary increase has been mandated.

        In its subjective analysis the Compensation Committee considers the accomplishment of strategic objectives such as growth and loan performance, reputation of the Company and the CEO, integrity and honesty, interaction of the CEO with employees and the Board, development of management, the availability of funds and all other matters which any member of the Compensation Committee wants to consider or discuss regarding their perception of the performance of the CEO.

        The NEOs' base salaries for 2012 were reviewed by the Compensation Committee at the beginning of 2012. The Compensation Committee determined that, with the exception of Ms. Andrich and Mr. Page, no increase in the base salary would be awarded for 2012. With the exception of the 2012 salary increase for Ms. Andrich and Mr. Page, the Compensation Committee has kept base salaries at the same level since 2008.

        The Compensation Committee has conducted its annual review of NEO base salaries for 2013 and determined that, with the exception of Mr. Page who will receive a 3% increase, the base salary for all other NEOs will not be increased. This will be more fully discussed in the 2014 proxy statement.

        Annual Incentive Compensation Plan.    The Company's annual incentive plan is an important component of the Company's total compensation program for executive officers and other employees. The Company's philosophy is that incentive pay should generally constitute a meaningful component of total direct compensation. Annual incentive pay should award both short-term performance and also provide a longer term component. Annual cash bonus is intended to reward short-term performance and to be competitive with the marketplace. The long-term component of compensation was historically provided in the form of stock options that vest ratably over three- to four-years, but more recently includes time-vested restricted stock. The longer-term component is intended as a retention tool and also to advance the interests of the Company and its shareholders by encouraging and enabling executive officers and other employees to acquire and retain a proprietary interest in the Company. Through equity grants, the long-range interests of management and employees are aligned with those of shareholders, as the employees accumulate meaningful stakes in the Company.

        The incentive compensation plan provides for (i) a portion of total bonus to be calculated objectively on the financial performance of the Company in relation to the financial performance of a peer group of companies and (ii) a portion of total bonus to be paid more subjectively based on an analysis of the individual employee's performance. The maximum amount which may be earned by an employee is established as a percentage of an individual employee's base salary. The total bonus earned by an employee is paid partially in cash to award short-term performance and partially in restricted stock, granted in the subsequent year, which is subject to future vesting requirements to encourage retention and longer-term Company performance. For the NEOs, no portion of the Company performance component is payable unless the Company achieves a minimum level of profitability for the year, as measured by ROA.

        The Compensation Committee discussed and reviewed the financial metrics that were used to calculate the Company portion of the awards and determined that the metrics would not cause executive management to take unnecessary and excessive risks that could threaten the value of the Company and would not encourage the manipulation of reported earnings. The selected financial metrics emphasize long-term sustainable growth and not short term results. The Compensation Committee also agreed that these financial metrics will incentivize the right behavior by the NEOs.

        On June 6, 2012, the Compensation Committee approved changes to the incentive compensation Plan for the NEOs with the objective of strengthening governance of the Company's executive compensation practices. The changes implemented include:

  •
  Reducing the amount of eligible bonus for each NEO as discussed in other areas of this report;

  •
  Increasing the minimum ROA hurdle from 0.25% to 0.50%. This is the minimum ROA that the Company must make before the NEOs are eligible for the Company portion of the bonus. In addition, the ROA hurdle to achieve a 100% payout for the Company portion of the bonus was increased from 0.75% to 1.00%; and

  •
  Changing one of the performance metrics from "stock price growth" to "total rate of return". Total rate of return includes both stock price growth and dividends and is more aligned with the total return to shareholders. The range of potential incentive awards and the weighting of individual versus Company performance in calculating those awards for the NEOs are set forth below:

Name	Bonus (% of Base Salary)	Range of Cash Award (% of Bonus)	Range of Long-Term Stock Award (% of Bonus)	% of Overall Award Based on Individual Performance(1)	% of Overall Award Based on Company Performance(2)
Steven Bangert	0 - 150%	0 - 40%	0 - 60%	60%	40%
Jonathan C. Lorenz	0 - 125%	0 - 50%	0 - 50%	60%	40%
Lyne B. Andrich	0 - 125%	0 - 50%	0 - 50%	60%	40%
Richard J. Dalton	0 - 100%	0 - 50%	0 - 50%	60%	40%
Scott Page	0 - 100%	0 - 50%	0 - 50%	25%	75%

(1)
Individual performance awards are discretionary based on individual and team accomplishments, recent and expected financial trends, market trends and other qualitative considerations determined by the appropriate supervisor and the Compensation Committee.

(2)
Company performance is determined based on how actual results compare to certain performance measures of the Company. Those measures and the reason the Compensation Committee believes they are important are:

a.
Core Earnings per Share Growth—This metric measures improvement in the Company's earnings and rewards the NEOs for continued earnings growth and not just achieving minimum or positive earnings;

b.
Noninterest Income/Operating Revenue—This metric reflects the Company's commitment to providing a broad range of financial service products to its customers, while also providing a diversified revenue stream that is not directly impacted by changes in interest rates;

c.
Return on Average Tangible Equity—This metric maintains a focus on overall profitability and the Company's use of shareholder investments; and

d.
Total Rate of Return (stock price growth plus dividends)—This metric measures shareholder return from improvement in the common equity value and dividends. This measure reflects the combined impact of the Company's strategic decisions and overall profitability

  At the end of the fiscal year, each of these financial metrics is compared against the same metrics of other banking and financial services organizations in the Western and Southwestern region with assets of $1 billion to $10 billion, as reported by SNL Securities. The percentage of the Company performance portion of the award that is earned is based on a sliding scale depending on the quartile achieved by the Company with respect to each of the relevant performance metrics as noted below:

Quartile Achieved	Bonus % Earned
1st	25%
2nd	15%
3rd	5%
4th	0%

  There is a further sliding scale adjustment to the Company performance portion of the award based on the profitability of the Company, as measured by ROA, as follows:

Return on Assets	Bonus % Earned
1.00% and above	100%
0.51% to 0.99%	Linear relationship
0.50% and below	0%

  With respect to Mr. Page, Company performance includes a separate analysis of the performance of the Bank.

  The following quantitative performance measures and the associated earned bonus percentages for 2012 were as follows:

Metric	Quartile Achieved	Bonus % Earned
Core EPS Growth	3rd	5%
Noninterest Income / Operating Revenue	2nd	15%
Return on Average Tangible Equity	2nd	15%
Stock Price Growth	2nd	15%

Peer Quartile Performance %		50%
Return on assets multiple		96%

2012 Company performance award		48%

        The individual performance awards of our NEOs for 2012 reflect the improved financial performance of the Company and the attainment of certain goals. The Compensation Committee believes that the CEO and the other NEOs performed well in managing the Company in the face of the financial and economic climate and worked hard and diligently for the Company's and Shareholders' best interests. In 2012, the Compensation Committee awarded the NEOs an individual performance incentive payment for the following factors, (which include the Board approved 2012 strategic initiatives, among others):

  •
  Successful completion of an equity offering of 2,100,000 shares in 2012;

  •
  Success in lowering the Company's dividend rate on its SBLF preferred stock;

  •
  The level of loan growth in 2012, which was the highest in the past five years and above the Company's strategic goal;

  •
  The reduction in the classified assets to capital ratio to below 40%;

  •
  The reduction in overall expenses from 2011;

  •
  The results of the Company's regulatory examination conducted and communicated in the fourth quarter of 2012; and

  •
  The successful closure and discontinuation of the Company's trust department and wealth transfer business.

        The award percentages, based on 2012 individual and Company performance, for the NEOs was as follows:

Name	% of Overall Award Based on Individual Performance	% of Overall Award Based on Company Performance	Total
Steven Bangert	68%	32%	100%
Jonathan C. Lorenz	68%	32%	100%
Lyne B. Andrich	68%	32%	100%
Richard J. Dalton	68%	32%	100%
Scott Page	26%	74%	100%

        The Compensation Committee may also elect to grant bonuses outside of the incentive compensation plan, whether cash or stock, based on the accomplishment of a particular goal or objective that requires additional commitment of time and effort by an executive officer. In 2012, the Compensation Committee awarded 15,000 shares of restricted stock to Mr. Page in recognition of his additional responsibilities in overseeing the Company's wealth management offering. The restricted stock grant vests ratably over a three-year period.

        The Compensation Committee may at any time amend or rescind the incentive compensation plan or modify or amend its goals. These decisions are subjective and based generally on a review of the circumstances affecting results to determine if any events were unusual or unforeseen.

Retirement and Other Benefits

        Supplemental Executive Retirement Plan.    In 2004, the Compensation Committee, with the assistance of an independent compensation consultant, determined that SERP benefits were customary and appropriate for the NEO positions and were necessary to retain top talent in the Company. All of the NEOs, with the exception of Mr. Page, have historically participated in the SERP. The present value of accumulated benefits under the SERP for each of the NEOs is set forth in the section titled "Pension Benefits" below.

        In early 2012, the Compensation Committee conducted a review of the SERP as part of its ongoing assessment of overall compensation. The Compensation Committee determined that the SERP was no longer aligned with the Company's objectives. The SERP was initiated at a time when the NEOs did not have a structured incentive bonus plan in place, which is no longer the case. In addition, the Committee decided that the SERP does not promote a direct link between executive compensation and the performance of the Company. Finally, SERP benefits when combined with potential incentive plan payments exceed the overall compensation levels desired by the Compensation Committee. Due to these factors, the Compensation Committee terminated the SERP in 2012 and no additional benefits will accrue to the NEOs. With the termination of the Plan, the benefits previously accrued will be distributed to the participants in accordance with the plan provisions, IRS code section 409A and the Pension Benefit Guaranty Corporation requirements.

        Split-Dollar Endorsed Life Insurance.    Initially associated with the SERP benefit was a death benefit for participating NEO's designated beneficiaries. Beneficiaries designated by an executive are entitled to a split-dollar share of the death proceeds from life insurance policies on each executive, which vary depending on the executive's employment status with the Company at the time of death, and eligibility to receive SERP payments.

        Defined Contribution Plan.    The Company maintains a 401(k) retirement savings plan available to all eligible employees, including the NEOs. Under the plan, the Company typically matches a portion of employee contributions. For 2012, employee contributions were matched up to a maximum of 3.0%

of compensation subject in the case of the named executives to certain limitations in the Code. At December 31, 2012, all employer contributions made on behalf of the NEOS (with the exception of Mr. Page), were 100% vested in accordance with the vesting schedule of the plan. At December 31, 2012, Mr. Page was 80% vested in employer contributions.

        Employment Agreements.    An additional component of the executive relationship with the Company intended to attract and retain key executive officers is an employment agreement. In addition to being market competitive, a comprehensive employment agreement supports a long-term commitment to each other between the Company and the executive, as well as a long-term perspective in the executive's leadership of the Company. It also provides the Company with valuable non-solicitation restrictions on the executive should his or her employment terminate. For the CEO, as well as other NEOs, a change in control benefit supports retention of key executives during potential merger and acquisition discussions and permits such discussions to take place with limited distraction arising from personal concerns.

        Employee Stock Purchase Plan (ESPP).    The ESPP is a form of equity-based compensation that is available to all employees of the Company who own less than 5% of the Company's outstanding common stock. Under the ESPP, employees may elect, prior to the beginning of each calendar quarter, to purchase shares of the Company's common stock through payroll deduction at a price equal to 90% of the market price of the stock at the end of the calendar quarter. The ESPP provides an attractive vehicle for employees to acquire the Company's stock, which further aligns their financial interests with those of other shareholders.

        Perquisites and Other Benefits.    Perquisites and other benefits represent a small part of the Company's overall compensation package, and are offered only after consideration of business need. The Company believes that perquisites are generally a part of executive officers' market-competitive total compensation packages. We annually review the perquisites and other personal benefits that we provide to executive management. The primary perquisites are the use of a Company auto or auto allowance, club memberships, parking, and reimbursement for certain spousal travel.

Tax Considerations

        It has been and continues to be the Company's intent that compensation payments generally be deductible unless maintaining such deductibility would undermine our ability to meet our primary compensation objectives or is otherwise not in our best interest.

        Section 162(m).    Under Section 162(m), we cannot deduct annual compensation in excess of $1,000,000 paid to our named executives unless the compensation was performance-based. Although the majority of the compensation paid during 2012 was deductible, some components of the Company's compensation programs may result in payments from time to time that are subject to the restriction on deductibility. The Compensation Committee believes that it may be appropriate from time to time to exceed limitations on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that it believes to be consistent with the best interests of the Company and its shareholders consistent with the Company's executive compensation philosophy and objectives. In view of all of the circumstances, the Compensation Committee has concluded that no further action with respect to qualifying such compensation for deductibility is necessary at this time. The Compensation Committee, however, reserves the authority to continue to approve non-deductible compensation in appropriate circumstances. Also, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m), no assurance can be given that compensation intended by the Company to satisfy requirements for deductibility under Section 162(m) will in fact do so.

        Section 409A.    Section 409A generally governs the form and timing of nonqualified deferred compensation payments. Section 409A imposes sanctions on participants in nonqualified deferred compensation plans that fail to comply with Section 409A rules, including accelerated income inclusion, an additional 20% income tax (in addition to ordinary income tax) and an interest penalty.

Stock Ownership Guidelines

        The Compensation Committee established new stock ownership guidelines for executive officers and directors in early 2013 to better align their decisions with creating shareholder value. Under these guidelines, the stock ownership guidelines are based on a multiple of base salary for the NEOs and a multiple of the annual retainer fee for the directors, as follows:

Position	Baseline	Minimum Ownership (as a multiple of the baseline)
Chief Executive Officer	Base salary	4x
Other Named Executive Officers	Base salary	2x
Nonemployee directors	Annual retainer	3x

        A new CEO would have three years from the date of his or her engagement to attain this level of ownership. All other NEOs and nonemployee directors shall each beneficially own shares of Company common stock as noted in the above table within three years of commencement of the plan or the date on which such officer is initially named by the Company as an NEO or such director is appointed to the Board (whichever date is later). Nonemployee directors shall each beneficially own shares of Company common stock as noted in the above table. Unvested restricted stock and shares that have been pledged as collateral for any type of loan will not be included for purposes of determining the amount of stock beneficially owned under these stock ownership guidelines.

        The Company also has an Insider Trading Policy that prohibits employees from holding CoBiz stock in a margin account or pledging CoBiz stock as collateral for a loan unless they have adequate financial resources to prevent a forced sale. Under the amended Insider Trading Policy enacted in 2013, any new pledges of CoBiz stock must be approved by the Company prior to the proposed execution of documents evidencing the proposed pledge. The Company reserves the right to reject any requests for pledges to the extent that such request would cause the overall level of pledged CoBiz securities to be in excess of the Pledge Cap. For purposes of this policy, the Pledge Cap shall be equal to five percent of the total number of outstanding shares of CoBiz common stock until January 1, 2014, at which time it shall be reduced by one-half of a percent (.5%) on such date and on each subsequent anniversary of such date until it reaches two and one-half percent (2 1/2%) of the total number of outstanding shares of CoBiz common stock. Employees are also prohibited from any short sales of CoBiz stock and from engaging in option trading or hedging transactions on CoBiz stock.

Recoupment of Annual Incentives

        In the event that the financial results of the Company are restated as a result of fraud or misconduct, the Company would require, in compliance with Sarbanes-Oxley Act of 2002, as amended, our CEO and our CFO to reimburse the Company for certain incentive- or equity-based compensation and any profits from the sale of securities of the Company received during the 12-month period following the date of the financial statements that were subject to restatement were issued. The Compensation Committee is also considering the Dodd-Frank requirement for a clawback that is subject to final regulation and expects to make additional changes to the Company's policy on clawbacks once the guidance is issued.

Role of Executive Officers in Determining Executive Compensation

        The Compensation Committee oversees the administration of executive compensation plans, including the design, performance measures, and award opportunities for the executive incentive programs, and certain employee benefits. The Compensation Committee has the authority to determine, reviews the performance and approves all compensation and awards, to the CEO and other NEOs. The CEO assists in such review as described above. The CEO determines the compensation of other senior officers based in part on market data provided by the compensation consultant or generated by other sources, and the Compensation Committee may review the general elements of such compensation. Executive officers do not otherwise determine or make recommendations regarding the amount or form of executive or director compensation.

Excessive Risk

        The Compensation Committee has reviewed all compensation programs relating to the NEOs in order to confirm that such programs: (1) do not encourage the NEOs to take unnecessary and excessive risks that threaten the value of the Company; and (2) do not encourage the manipulation of reported earnings of the Company.

        2012 Compensation Program.    The Compensation Committee has discussed its compensation programs for its NEOs with the Company's risk managers and has concluded that the Company's 2012 compensation policies and practices for its NEOs do not encourage unnecessary and excessive risk-taking and do not encourage the manipulation of reported earnings for the following reasons:

  •
  Base salaries were not increased for the majority of the NEOs;

  •
  Incentive compensation awards were based on an established plan that includes the following features:

  •
  the individual performance component of the plan is highly discretionary and allows the Compensation Committee to adjust or even eliminate the individual performance portion of the plan if it believes that excessive risks have been or are being taken;

  •
  with respect to the Company performance portion of the plan, the Compensation Committee established financial performance measurements that are not based on highly leveraged incentives that drive risky short-term behavior, but instead are based on the Company's Core Earnings per Share Growth, Noninterest Income divided by Operating Revenue, Return on Average Tangible Equity, Total Rate of Return and Return on Assets, which the Compensation Committee believes will focus NEOs on the long-term creation of quality earnings;

  •
  The vesting elements of any equity awards under the plan align the interests of the NEOs with the long-term health of the Company, the quality of earnings and the interests of shareholders; and

  •
  The mix of cash and equity awards under the plan provide an appropriate balance between short-term and long-term risk and reward decisions.

  •
  The incentive awards are capped based on predetermined levels.

  •
  As discussed in other areas of this report, the amount of eligible incentive compensation was reduced for the NEOs in 2012;

  •
  The CEO and CFO are subject to a clawback under Sarbanes-Oxley; and

  •
  All of the NEOs own a significant amount of Company common stock, which the Compensation Committee believes will discourage unnecessary and excessive risk-taking and help align their interests with those of our shareholders.

 Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management.

        Based on the foregoing review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company's annual report on Form 10-K for the year ended December 31, 2012.

Submitted by the Compensation Committee of the Board:

  Mary White, Chair
  Noel N. Rothman
  Bruce H. Schroffel

Summary Compensation Table

        The following table provides compensation information for the year ended December 31, 2012 for the NEOs. The "Executive Compensation—Compensation Discussion and Analysis" section of this proxy statement includes information regarding the material terms of plans and agreements pursuant to which certain items set forth below are paid.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)(1)	Option awards ($)(2)	Non-equity incentive plan compensation ($)(3)	Change in pension value ($)(4)	All other compensation ($)(5)	Total ($)
Steven Bangert	2012	$522,500	$—	$307,546	$—	$185,592	$—	$55,454	$1,071,092
Chairman and CEO	2011	$522,500	$—	$—	$—	$203,775	$384,175	$49,963	$1,160,413
	2010	$522,500	$—	$41,497	$—	$—	$410,432	$48,573	$1,023,002
Jonathan C. Lorenz	2012	$380,000	$—	$223,673	$—	$140,600	$—	$60,887	$805,160
Executive Vice	2011	$380,000	$—	$—	$391	$148,200	$258,248	$53,605	$840,444
President & CEO	2010	$380,000	$—	$20,550	$—	$—	$242,328	$51,682	$694,560
of the Bank
Lyne B. Andrich	2012	$293,750	$—	$164,131	$—	$111,000	$—	$26,430	$595,311
Executive Vice	2011	$275,000	$—	$—	$—	$108,750	$346,175	$23,604	$753,529
President and CFO	2010	$275,000	$—	$—	$18,164	$—	$213,070	$23,222	$529,456
Richard J. Dalton	2012	$275,000	$—	$164,131	$—	$81,400	$—	$37,319	$557,851
Executive Vice	2011	$275,000	$—	$—	$—	$108,750	$178,446	$39,360	$601,556
President and COO	2010	$275,000	$—	$—	$18,164	$—	$213,033	$35,030	$541,227
Scott Page (6)	2012	$283,125	$—	$199,050	$—	$135,200	$—	$28,706	$646,081
Executive Vice	2011	$—	$—	$—	$—	$—	$—	$—	$—
President and	2010	$—	$—	$—	$—	$—	$—	$—	$—
Market President

(1)
The amounts in this column are calculated based on ASC 718 and represent the grant date fair value of time-vested restricted stock. Fair value is calculated by multiplying the number of shares subject to the award by the NASDAQ closing price per share on the date the award was granted.

(2)
The amounts in this column are calculated based on ASC 718 and represent the grant date fair value of the award. The fair value of stock option awards is estimated using the Black-Scholes option-pricing model. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 13 to our consolidated financial statements included in our 2012 Annual Report and Form 10-K.

(3)
The amounts in this column relate to cash awards earned and accrued under the Annual Incentive Compensation Plan. That plan and these awards are discussed in the Compensation Discussion and Analysis section of this proxy statement.

(4)
On March 22, 2012 the Company terminated the SERP. The prior year amounts shown reflect the aggregate change in the actuarial present value of the NEO's accumulated benefits under the Company's SERP. Additional information is provided regarding SERP is included under the heading "Pension Benefits—Supplemental Executive Retirement Plan".

(5)
The following table shows the components of "All other compensation" reported in the Summary Compensation Table above. The cost of each item noted is the actual incremental cost of providing such perquisite or benefit, with the exception of the company provided auto. The cost of the company provided auto was calculated based on the Annual Lease Value Tables published by the IRS multiplied by the estimated personal use of the vehicle or the cash value of an auto allowance.

Name	401(k) plan matching contribution	Life insurance premiums	Dividends on unvested stock awards	Other perquisite and personal benefits(a)	Total all other compensation
Steven Bangert	$7,500	$20,096	$5,776	$22,082	$55,454
Jonathan C. Lorenz	$7,500	$24,032	$4,254	$25,101	$60,887
Lyne B. Andrich	$7,500	$3,507	$3,171	$12,252	$26,430
Richard J. Dalton	$7,500	$12,589	$2,471	$14,759	$37,319
Scott Page	$7,500	$1,059	$2,664	$17,484	$28,706

(a)
Other perquisite and personal benefits generally include amounts for personal use of company autos, parking, physical examinations, health and social club dues, spousal travel expenses and other benefits that are not properly reported in any other column of the Summary Compensation Table. No amounts for any NEO included in Other perquisite and personal benefits above, when aggregated by compensation item, exceeded $25,000.
(6)
Mr. Page became an executive officer of the Company in 2012. As permitted by SEC rules, the Summary Compensation Table shows Mr. Page's compensation for only 2012, the first year he served as an executive officer.

Grants of Plan-Based Awards

        The following table shows all plan-based awards granted to NEOs during fiscal year 2012. Certain terms of the Company's stock plan pursuant to which the grants identified in the table were made are described in the "Executive Compensation—Compensation Discussion and Analysis" section of this proxy statement.

								All other stock awards: Number of shares of stocks or units (#)	All other option awards: Number of securities underlying options (#)
		Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)					Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($)
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven Bangert	12/31/2012	—	—	$313,500	—	—	—	—	—	—	—
	3/7/2012	—	—	—	—	—	55,314		—	—	$307,546
Jonathan C. Lorenz	12/31/2012	—	—	$237,500	—	—	—	—	—	—	—
	3/7/2012	—	—	—	—	—	40,229	—	—	—	$223,673
Lyne B. Andrich	12/31/2012	—	—	$187,500	—	—	—	—	—	—	—
	3/7/2012			—	—	—	29,520	—	—	—	$164,131
Richard J. Dalton	12/31/2012	—	—	$137,500	—	—	—	—	—	—	—
	3/7/2012			—	—	—	29,520	—	—	—	$164,131
Scott Page	12/31/2012	—	—	$145,000	—	—	—	—	—	—	—
	3/7/2012	—	—	—	—	—	17,590	—	—	—	$97,800
	3/21/2012	—	—	—	—	—	15,000	—	—	—	$101,250

(1)
CoBiz provides annual cash incentive awards to our executive officers under our Annual Incentive Compensation Plan. The Plan does not set a threshold or target amount. The maximum amount represents the full incentive potential. Refer to the Compensation Discussion and Analysis for additional information. The actual amount awarded in 2012 is reported in the Summary Compensation Table in the column "Non-equity Incentive Plan Compensation".

(2)
Awards subject to the 2011 Annual Incentive Plan granted in 2012. The Plan does not set a threshold or target amount. The actual number of shares of stock granted in 2012 represents the maximum number of shares of stock to be paid out upon satisfaction of the vesting conditions. Awards subject to the 2012 Annual Incentive Plan were granted in 2013 and will be reported in the 2014 proxy statement.

 Outstanding Equity Awards at Fiscal Year-End

        The following table shows all outstanding equity awards held by NEOs as of December 31, 2012.

	Option awards				Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable(1)	Option exercise price ($)	Option expiration date	Number of shares of stock that have not vested (#)	Market value of shares of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares that have not vested (#)		Equity incentive plan awards: market value of unearned shares that have not vested ($)
Steven Bangert	7,000	—	$21.65	05/17/2013	—	$—	32,500	(2)	$242,775
	20,000	—	$21.07	02/13/2014			55,314	(3)	$413,196
	7,000	—	$20.52	05/16/2014
	7,000	—	$12.39	05/14/2015
Jonathan C. Lorenz	3,615	—	$9.70	01/16/2013	—	$—	25,000	(2)	$186,750
	6,000	—	$21.65	05/17/2013			40,229	(3)	$300,511
	10,000	—	$21.07	02/13/2014
	6,000	—	$20.52	05/16/2014
	6,000	—	$12.39	05/14/2015
	6,000	—	$6.62	05/20/2016
	150	—	$6.00	07/20/2018
Lyne B. Andrich	75	—	$9.90	01/07/2013	—	$—	20,000	(2)	$149,400
	5,667	—	$21.65	05/17/2013			29,520	(3)	$220,514
	10,000	—	$21.07	02/13/2014
	5,667	—	$20.52	05/16/2014
	6,505	—	$17.31	05/06/2015
	3,495	—	$17.31	05/06/2015
	100	—	$11.26	05/14/2015
	5,667	—	$12.39	05/14/2015
	5,667	—	$6.62	05/20/2016
	3,778	1,889	$7.54	05/19/2017
Richard J. Dalton	5,667	—	$21.65	05/17/2013	—	$—	10,000	(2)	$74,700
	10,000	—	$21.07	02/13/2014			29,520	(3)	$220,514
	5,667	—	$20.52	05/16/2014
	5,667	—	$12.39	05/14/2015
	5,667	—	$6.62	05/20/2016
	3,778	1,889	$7.54	05/19/2017
Scott Page	15,000	—	$6.41	06/30/2016	—	$—	4,000	(4)	$29,880
	3,778	1,889	$7.54	05/19/2017			4,908	(3)	$36,663
							17,590	(3)	$131,397
							15,000	(3)	$112,050

(1)
Unless otherwise noted, all options vest ratably over three years.

(2)
Performance-based restricted stock award shares, vesting between 0-100% depending on performance outcome to be determined no later than the fifth anniversary of the awards or on July 1, 2013.

(3)
Restricted stock award that vests ratably over three years from original grant date.

(4)
Restricted stock award that vests ratably over five years from original grant date.

Option Exercises and Stock Vested

        The following table shows all stock awards exercised or vested and the value realized upon exercise or vest, by NEOs during the year ended December 31, 2012.

	Option awards		Restricted stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
Steven Bangert	—	$—	6,058	$36,833
Jonathan C. Lorenz	—	$—	3,000	$18,240
Scott Page	—	$—	4,454	$26,827

	—	$—	13,512	$81,899

(1)
The value realized on exercise is computed using the difference between the closing market price upon the date of exercise and the option exercise price.

(2)
The value realized on restricted stock vested during the period is the product of the number of shares vested and the closing market price on the vest date.

Stock Option Plans

        The Company has adopted several incentive stock option plans to reward and provide long-term incentives for directors and key employees of the Company. No option issued under any of these plans may have a term longer than ten years from the date of grant. The significant terms of each plan are set forth below.

  •
  The 1998 Stock Incentive Plan (the "1998 Plan")

          The 1998 Plan permits the granting of Incentive Stock Options and non-qualified stock options to officers and other key employees. The exercise price of options granted under the 1998 Plan must be at least 100% of the fair market value of the common stock on the date of grant. The Compensation Committee has the authority to establish the terms of vesting, payment and termination of options granted under the 1998 Plan. There are no additional shares available for issuance under the 1998 Plan.

  •
  The 2002 Equity Incentive Plan (the "2002 Plan")

          The 2002 Plan provides for the issuance of Incentive Stock Options and non-qualified stock options to officers and other key employees, as well as consultants and directors. The exercise price of Incentive Stock Options granted under the 2002 Plan must be at least 100% of the fair market value of the common stock on the date of grant, and the exercise price of non-qualified stock options must be at least 85% of the fair market value of the common stock on the date of grant. The Compensation Committee has the authority to establish the exercise price and the terms of vesting, payment and termination of options granted under the 2002 Plan. There are no additional shares available for issuance under the 2002 Plan.

  •
  The 2005 Equity Incentive Plan (the "2005 Plan")

          Under the 2005 Plan, as amended, the Compensation Committee has the authority to determine the identity of the key employees, consultants, and directors who shall be granted options or restricted stock awards; the option price, which shall not be less than 85% the fair market value of the common stock on the date of grant; the vesting requirements; and the manner and times at which the options shall be exercisable. As of December 31, 2012, there were 1,287,223 shares available for grant under the 2005 Plan.

        The following table sets forth certain information concerning all equity compensation plans previously approved by shareholders and all equity compensation plans not previously approved by the shareholders as of December 31, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity Compensation plans approved by security holders	1,795,928	$12.42	1,451,156
Equity compensation plans not approved by security holders	—	—	—

Total	1,795,928	$12.42	1,451,156

 Pension Benefits

        Supplemental Executive Retirement Plan.    As discussed in the Compensation Discussion and Analysis, the Compensation Committee elected to terminate the SERP in March 2012. In 2004, CoBiz implemented a SERP for certain NEOs, at that time, to provide retirement benefits to be market competitive, and to supplement benefits available under the 401(k) plan. The SERP was unsecured and unfunded and there were no plan assets. CoBiz has purchased single premium Bank Owned Life Insurance policies (BOLI policies) on the lives of the NEOs and used income from the BOLI policies to offset SERP benefit expenses. Under the terms of the SERP, participants were entitled to an annual supplemental retirement and other benefit of up to one-half of their final average annual compensation (the five highest paid years during the first ten years of participation in the SERP), prorated based on their years of participation in the SERP for a period of up to ten years.

        The following table shows each participating NEOs' number of years of service, present value of accumulated benefit and payments during the year ended December 31, 2012 under the SERP. During 2012, none of the participants received payments under the plan.

Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit ($)	Payment during last fiscal year ($)
Steven Bangert	Supplemental Executive Retirement Plan	7	$1,510,621	$—
Jonathan C. Lorenz	Supplemental Executive Retirement Plan	7	$1,077,848	$—
Lyne B. Andrich	Supplemental Executive Retirement Plan	7	$787,389	$—
Richard J. Dalton	Supplemental Executive Retirement Plan	7	$795,555	$—

Potential Payments Upon Termination or Change in Control

        Employment Agreements.    Prior to 2005, the Company entered into employment agreements with each of the NEOs, other than Mr. Page. The agreement with Mr. Page was executed in 2009. Each such agreement provides for annual salary and eligibility for a bonus. The agreements also provide certain fringe benefits including an automobile allowance or the use of a Company automobile, as well as an allowance for membership dues at a country, health or social club. Each such agreement provides that, during the term of the agreement and for one year thereafter, the employee is prohibited from soliciting any employees or customers of the Company or the Bank.

        In the event that the Company terminates the employment agreement for reasons other than "for cause" or constructively discharges the employee (for example, by materially decreasing his or her responsibilities or his or her compensation) or the employee's employment is terminated because of disability or death, the Company will pay the following severance benefits:

  (i)
  Twelve consecutive monthly payments each equal to one-twelfth (1/12th) of Employee's annual basic compensation in effect immediately prior to Employee's termination;

  (ii)
  For all NEOs, with the exception of Mr. Page, twelve consecutive monthly payments each equal to one-twelfth (1/12th) of the higher of (A) Employee's discretionary bonus for the previous calendar year, or (B) the average of Employee's discretionary bonus for the previous three calendar years, in each case prorated to the date of Employee's termination. For Mr. Page, if a bonus was paid in respect to the last fiscal year prior to termination, twelve consecutive monthly payments each equal to one-twelfth (1/12th) of the average of the discretionary bonus for the previous three calendar years, prorated to the date of termination;

  (iii)
  For all NEOs, with the exception of Mr. Page, the twelve (12) month period following the date of termination of Employee's employment, Company will maintain in full force and effect for the continued benefit of Employee each employee benefit plan in which Employee was a participant immediately prior to the date of Employee's termination, unless an essentially equivalent and no less favorable benefit is provided by a subsequent employer at no additional cost to Employee. If the terms of any employee benefit plan of Company do not permit continued participation by Employee, then Company will arrange to provide to Employee (at Company's cost) a benefit substantially similar to and no less favorable than the benefit Employee was entitled to receive under such plan at the end of the period of coverage. (This provision specifically is not applicable to Employee's automobile and club dues, which benefits end upon Employee's date of termination of employment.);

  (iv)
  For all NEOs, with the exception of Mr. Page, the twelve (12) month period following the date of termination of Employee's employment, Company will treat Employee for all purposes as an Employee under all of Company's retirement plans in which Employee was a participant on the date of termination of Employee's employment or under which Employee would become eligible during such twelve (12) month period (hereinafter referred to collectively as the "Retirement Plan"). Benefits due to Employee under the Retirement Plan shall be computed as if Employee had continued to be an Employee of Company for the twelve (12) month period following termination of employment. If under the terms of the Retirement Plan such continued coverage is not permitted, Company will pay to Employee or Employee's estate a supplemental benefit in an amount which, when added to the benefits that Employee is entitled to receive under the Retirement Plan, shall equal the amount that Employee would have received under the Retirement Plan had Employee remained an employee of Company during such twelve (12) month period; and

  (v)
  If any excise tax imposed under Code Section 4999 or any successor provision, as amended after the date hereof, is due and owing by Employee as a result of any amount paid or payable under such Employee's employment agreement, the Company shall indemnify and hold Employee harmless against all such excise taxes and any interest, penalties or costs with respect thereto.

        Notwithstanding the foregoing, for all NEOs, with the exception of Mr. Page, in the event that Employee terminates his or her employment within 24 months after a change in control, Employee shall be entitled to receive a multiple of the amounts specified in clauses (i) and (ii) above and the amount specified in clause (ii) above shall be for an entire year and not prorated to the date of termination. With respect to Mr. Page, in the event that employment is terminated by the Company without Cause or by Employee with Good Reason within 365 days after a change in control, Employee shall be entitled to receive a multiple of the amounts specified in clauses (i) and (ii) above and the amount specified in clause (ii) above shall be for an entire year and not prorated to the date of termination and the severance.

        Severance arrangements were entered into by the Company to help assure the retention of the CEO and other NEOs experience, skills, knowledge and background for the benefit of the Company. These arrangements also reinforce and encourage continued attention and dedication to duties without the distraction arising from the possibility of a change in control of the Company and provide our business with a smooth transition in the event of a change in control of the Company. In addition, these arrangements provide the Officers with a severance amount to help financially ease their transition from the Company.

        Stock Award Acceleration.    The Compensation Committee, in its sole discretion, in the event of a change in control, may take such actions as it deems appropriate to provide for the acceleration of the exercisability and vesting in connection with such change in control of any or all outstanding options upon such conditions and to such extent as the Compensation Committee shall determine. Any such acceleration shall be conditioned upon the consummation of the change in control.

        The table below represents the lump sum maximum amount each NEO would have been eligible to receive upon a change in control or if their employment was terminated under one of the various scenarios described below as of December 31, 2012. The actual amounts that would be payable in these circumstances can only be determined at the time of the executive's separation and may differ from the amounts set forth in the tables below based on various factors.

Benefits and payments upon termination	Resignation / termination for cause	Involuntary termination not for cause	Termination / change in control	Disability	Death
Steven Bangert
Severance(1)	$—	$1,065,900	$3,187,041	$1,065,900	$1,065,900
SERP(2)	$1,510,621	$1,510,621	$1,510,621	$1,510,621	$—
Split-dollar insurance(3)	$—	$—	$—	$—	$4,263,490
Acceleration of option or award vesting(4)	$—	$—	$655,971	$655,971	$655,971
Medical and welfare benefits(5)	$—	$46,252	$46,252	$46,252	$24,068
Jonathan C. Lorenz
Severance(1)	$—	$775,200	$2,317,848	$775,200	$775,200
SERP(2)	$1,077,848	$1,077,848	$1,077,848	$1,077,848	$—
Split-dollar insurance(3)	$—	$—	$—	$—	$2,702,303
Acceleration of option or award vesting(4)	$—	$—	$487,261	$487,261	$487,261
Medical and welfare benefits(5)	$—	$42,980	$42,980	$42,980	$16,558
Lyne B. Andrich
Severance(1)	$—	$590,000	$1,180,000	$590,000	$590,000
SERP(2)	$787,389	$787,389	$787,389	$787,389	$—
Split-dollar insurance(3)	$—	$—	$—	$—	$2,039,423
Acceleration of option or award vesting(4)	$—	$—	$369,914	$369,914	$369,914
Medical and welfare benefits(5)	$—	$15,605	$15,605	$15,605	$10,438
Richard J. Dalton
Severance(1)	$—	$565,000	$1,124,350	$565,000	$565,000
SERP(2)	$795,555	$795,555	$795,555	$795,555	$—
Split-dollar insurance(3)	$—	$—	$—	$—	$2,397,275
Acceleration of option or award vesting(4)	$—	$—	$295,214	$295,214	$295,214
Medical and welfare benefits(5)	$—	$38,847	$38,847	$38,847	$24,235
Scott Page
Severance(1)	$—	$470,000	$940,000	$470,000	$470,000
Split-dollar insurance(3)	$—	$—	$—	$—	$283,125
Acceleration of option or award vesting(4)	$—	$—	$309,990	$309,990	$309,990
Medical and welfare benefits(5)	$—	$23,312	$23,312	$23,312	$20,485

(1)
Represents severance payments in accordance with individual employment agreements as detailed in "—Employment Agreements" above.

(2)
Represents the present value of payments in accordance with SERP agreements as detailed under "—Pension Benefits" above.

(3)
Represents payments in accordance with Split-Dollar Endorsed Life Insurance agreements as detailed under "Executive Compensation—Compensation Discussion and Analysis—Retirement and Other Benefits" above.

(4)
Assumes the Compensation Committee accelerates vesting upon a change in control. Value represents: a) what would be realized upon the exercise of options that would vest on a change in control, based on the difference between the option exercise price and the closing market value of the common stock on December 31, 2012 of $7.47; and, b) the value of the unvested restricted stock awards based on the closing market value of the common stock on December 31, 2012 of $7.47.

(5)
Represents the cost of maintaining medical, dental and life insurance coverage, as well as the 401(k) plan benefits valued at the incremental cost to the Company of providing such benefits.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dismissal of Independent Registered Public Accounting Firm Previously Engaged as Principal Accountant

        On May 31, 2012, the Company dismissed its prior audit firm, Deloitte and Touche LLP (Deloitte).

        The audit reports of Deloitte on the Company's financial statements and the reports of Deloitte on the Company's internal control over financial reporting for the fiscal years ended December 31, 2011 did not contain any adverse opinion or disclaimer, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles or practices.

        The change in accountants was not a result of any dissatisfaction with the quality of professional services rendered by Deloitte. The decision to change registered public accounting firms and the appointment of a new registered accounting firm was made by the Audit Committee of the Company's Board of Directors following a competitive request for proposal.

        During the year ended December 31, 2011 and the subsequent interim period through May 31, 2012, there were no disagreements between the Company and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. The Company has authorized Deloitte to respond fully to the inquiries of the successor auditor.

        The Company has provided Deloitte with a copy of the disclosures made on Form 8-K filed on June 6, 2012 with the Securities and Exchange Commission (Commission). The Company requested that Deloitte furnish to the Company a letter addressed to the Commission stating whether it agrees with the statements made by the Company in response to Item 304(a) of Regulation S-K and, if not, stating the respects in which it does not agree. A copy of Deloitte's letter, dated June 1, 2012 is attached as Exhibit 16.1 to the aforementioned Form 8-K.

        On June 6, 2012, the Company engaged Crowe Horwath LLP (Crowe Horwath) as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2012. Prior to that date, neither the Company nor anyone on its behalf consulted with Crowe Horwath regarding (i) the application of accounting principles to a specified transaction, either completed or proposed: (ii) the type of audit opinion that might be rendered by Crowe Horwath, nor did Crowe Horwath provide either a written report or oral advice that Crowe Horwath concluded was an important factor considered by the Company in reaching a decision as to accounting, auditing or financial reporting issues; or (iii) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as defined in Item 304(a)(1)(v) of Regulation S-K.

 Independent Registered Public Accounting Firm Fees and Services

        The following table summarizes the aggregate fees billed to the Company by its principal accountant during the years ended December 31, 2012 and 2011:

	Fiscal year ended December 31, 2012	Fiscal year ended December 31, 2011
Audit fees(1)	$450,000	$538,400
Audit related fees(2)	60,000	—
Tax fees(3)	—	49,400
All other fees(4)	—	15,000

	$510,000	$602,800

(1)
Audit Fees.    Audit fees for services performed in 2012 and 2011 consisted of:

a.
Aggregate audit fees paid to Crowe Horwath in 2012 totaled $420,000. Aggregate audit fees paid to Deloitte totaled $30,000 and $538,400 in 2012 and 2011, respectively;

b.
Reviews of the Company's quarterly financial statements;

c.
Statutory and regulatory audits, consents and other services related to SEC matters;

d.
Attestation of management's assessment of internal control, as required by the Sarbanes-Oxley Act of 2002, Section 404.

(2)
Audit Related Fees.    Audit related fees of $60,000 for services performed by Deloitte in 2012 consisted of the following:

a.
Prospectus supplement filed in connection with the Company's public offering of its common stock, completed in March 2012.

(3)
Tax Fees.    Tax fees for services billed and paid in 2011 consisted of:

a.
Fees in 2011 consisted of tax compliance services for the preparation of the Company's tax returns. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute and obtain government approval for amounts to be included in tax filings and consisted of:

i.
Federal and state income tax return assistance;

ii.
Preparation and calculation of estimated tax payments; and

iii.
Assistance with inquiries from taxing authorities.

(4)
All Other Fees.    All other fees paid in 2011 consisted of fees related to review of the Company's S-3 filings.

Pre-Approval of Services

        The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the Company's independent registered public accounting firm. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm in order to ensure that the provision of such services does not impair the independence of the independent registered public accounting firm. The policy provides for the general pre-approval of specific types of audit, audit-related, tax and other services, gives guidance to management regarding the specific services that are eligible for general pre-approval and provides specific cost limits for each such service on an annual basis. The policy also provides that specific pre-approval of services to be provided by the independent registered public accounting firm will be required if such services have not been generally pre-approved by the Audit Committee or if such services exceed specific de minimis limits.

        The policy provides that the Audit Committee may delegate pre-approval authority to one or more of its members. Any member or members of the Audit Committee to whom such authority is delegated is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating its responsibilities to pre-approve services to be performed by the independent registered public accounting firm to management of the Company.

        The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

  (1)
  The service is not an audit, review or other attest service;

  (2)
  The aggregate amount of all such services provided under this provision does not exceed five percent of the total fees paid to the independent registered public accounting firm in a given fiscal year;

  (3)
  Such services were not recognized at the time of the engagement to be non-audit services;

  (4)
  Such services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee; and

  (5)
  The service and fee are specifically disclosed in the Proxy Statement as meeting the de minimis requirements.

        During 2012, there were no fees approved under the de minimis provision. All fees were pre-approved in 2012.

AUDIT COMMITTEE REPORT

        In accordance with its written charter, a copy of which is available on the Company's website (www.cobizfinancial.com), the Audit Committee assists the Board of Directors in its oversight role over the Company's financial accounting and reporting process, the Company's system of internal control over financial reporting established by management and the external audit process. The Board has determined, in its business judgment, that Ms. Rhinehart and Mr. Polson qualify as an "audit committee financial expert" as defined by SEC regulations.

        Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, the system of internal controls, including internal control over financial reporting, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company's independent registered public accounting firm is responsible for the audit of the consolidated financial statements and internal control over financial reporting. The Audit Committee's responsibility is to monitor and oversee these processes and procedures. The Audit Committee reviews and reports to the Board of Directors regarding the performance of the internal audit function and independent registered public accounting firm, the integrity of the financial statements, management's efforts to maintain a system of internal control over financial reporting, and compliance with legal and regulatory requirements.

        The Audit Committee has reviewed and discussed the audited financial statements included in the Company's 2012 Form 10-K with management. The Audit Committee separately met with representatives of our internal audit department and independent registered public accounting firm, with and without management, to discuss the results of their examinations and their observations and recommendations regarding the Company's internal controls. The Audit Committee discussed with the Company's independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications.

        The Audit Committee has received from our independent registered public accounting firm, as required by the Public Accounting Oversight Board, a written disclosure, indicating all relationships, if any, between the independent registered public accounting firm and its related entities and the Company and its related entities which, in the auditor's professional judgment, reasonably may be thought to bear on the auditor's independence, and a letter from the independent registered public accounting firm confirming that, in its professional judgment, it is independent of the Company. The Audit Committee discussed with the independent registered public accounting firm any relationship that may have an impact on its objectivity and independence and satisfied itself as to the auditor's independence.

        Based upon the review, discussion, disclosures and materials described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the 2012 Form 10-K.

        This report is submitted by the Audit Committee.

Mary K. Rhinehart, Chair
Michael Burgamy
Douglas L. Polson

PRINCIPAL SHAREHOLDERS

        The following table sets forth, as of March 7, 2013, certain information regarding beneficial ownership of the Company's common stock by (i) each director of the Company, (ii) each NEO and (iii) all of the Company's directors and NEOs as a group. Unless otherwise indicated, the Company believes that the shareholders listed below have sole investment and voting power with respect to their shares based on information furnished to the Company by such owners.

Stock Ownership of Directors and Management

Name and address of beneficial owner(1)	(A) Number of outstanding shares beneficially owned	(B) Right to Acquire(2)	(A) + (B) Total	Percent of class(3)
Lyne B. Andrich	93,070	46,546	139,616	*
Steven Bangert**(4)	1,574,089	41,000	1,615,089	4.02%
Michael B. Burgamy**(5)	300,255	11,500	311,755	*
Richard J. Dalton	194,959	36,446	231,405	*
Morgan Gust**	2,050	6,000	8,050	*
Jonathan C. Lorenz(6)	422,155	34,150	456,305	1.14%
Evan Makovsky**(7)	95,956	13,082	109,038	*
Scott Page	79,960	18,778	98,738	*
Douglas L. Polson**	5,278	4,734	10,012	*
Mary K. Rhinehart**	3,368	4,734	8,102	*
Noel N. Rothman**(8)	1,649,209	8,185	1,657,394	4.13%
Bruce Schroffel**	5,100	1,600	6,700	*
Timothy J. Travis**	79,368	8,185	87,553	*
Mary Beth Vitale**	5,500	10,000	15,500	*
Mary M. White**	1,500	7,000	8,500	*
All directors and executive officers as a group—20 persons	4,718,908	346,786	5,065,694	12.53%

*
Less than 1% of shares outstanding.

**
Director

(1)
The address of each of the above-named shareholders is c/o CoBiz Financial Inc., 821 Seventeenth Street, Denver, Colorado 80202.

(2)
Represents stock options which are currently exercisable or will become exercisable within 60 days after March 7, 2013.

(3)
Percentage ownership has been calculated based on the number shares of common stock that were issued and outstanding as of March 7, 2013, plus, in the case of each individual and group, any shares that the person or the group has the right to acquire within 60 days of March 7, 2013 (but excluding any shares that any other person or group has the right to acquire).

(4)
Includes 1,169,938 shares owned directly by Mr. Bangert; 140,185 shares held by a family partnership, of which Mr. Bangert is the general partner; 135,000 shares owned by a corporation equally owned by Mr. Bangert and his wife; and 128,966 shares held by Mr. Bangert's wife and children. Total also includes 1,177,516 shares that have been pledged as security for a borrowing arrangement.

(5)
Includes 35,750 shares held by Mr. Burgamy's wife and 264,505 shares that have been pledged as security for a borrowing arrangement.

(6)
Includes 563 shares held by Mr. Lorenz's children.

(7)
Includes 2,513 shares held by Mr. Makovsky's wife, 56,672 shares held by the Shames-Makovsky Profit Sharing Plan, in which Mr. Makovsky is a participant and trustee and 24,741 shares that have been pledged as security for a borrowing arrangement.

(8)
Includes 1,265,844 shares owned directly by Mr. Rothman; 44,112 shares held by NaF Limited Partnership, an entity of which Mr. Rothman is a general partner; 104,106 shares held by Namtor Growth Fund Partnership, an entity of which Mr. Rothman is a general partner; 75,820 shares held in various family trusts for which Mr. Rothman is a trustee; 325 shares held in an individual retirement account for the benefit of Mr. Rothman; 56,881 shares held by Mr. Rothman's wife; 6,271 shares held in a trust for which Mr. Rothman's wife is a co-trustee; and 95,850 shares held in trust by Mr. Rothman's wife.

Stock Ownership of Certain Beneficial Owners

        The following sets forth certain information concerning the only persons known to us who may be considered a beneficial owner of more than 5% of the outstanding shares of CoBiz common stock as of March 7, 2013.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of class(1)
Common stock	T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	3,899,377	(2)	9.73%
Common stock	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,123,421	(3)	5.30%
Common stock	Banc Funds VI, VII and VIII L.P. 20 North Wacker Drive, Suite 3300 Chicago, IL 60606	2,862,125	(4)	7.14%
Common stock	FMR LLC 82 Devonshire Street Boston, MA 02109	2,583,520	(5)	6.44%

(1)
Percentage ownership has been calculated based on the number of shares of common stock that were issued and outstanding as of March 7, 2013, plus, in the case of each individual and group, any shares that the person or the group has the right to acquire within 60 days of March 7, 2013 (but excluding any shares that any other person or group has the right to acquire).

(2)
These securities are owned by various individual and institutional investors including T. Rowe Price Small-Cap Value Fund, Inc., which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)
As reported on Schedule 13G filed with the SEC on February 8, 2013, BlackRock, Inc. reports that it has sole voting and dispositive power over 2,123,421 shares of common stock.

(4)
As reported on Schedule 13G filed with the SEC on February 11, 2013, filed jointly by Banc Fund VI L.P. (BF VI) an Illinois Limited Partnership, Banc Fund VII L.P. (BF VII), an Illinois

  Limited Partnership, and Banc Fund VIII L.P. (BF VIII), an Illinois Limited Partnership. Charles J. Moore, as the General Partner of BF VI, BF VII, and BF VIII, has shared voting and dispositive power over 2,862,125 shares of common stock.

(5)
As reported on Schedule 13G filed with the SEC on February 14, 2013, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,583,520 shares of common stock.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

        Our executive officers, key employees, directors and principal shareholders, members of their immediate families and businesses in which they hold controlling interests are our customers, and it is anticipated that such parties will continue to be our customers in the future. All outstanding loans and extensions of credit by us to these parties were made in the ordinary course of business in accordance with applicable laws and regulations and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company, and, in our opinion, do not involve more than the normal risk of collectability or contain other features unfavorable to us. At December 31, 2012, the aggregate balance of our loans and advances under existing lines of credit to these parties was approximately $8,343,000, or 0.4% of our total loans and leases.

        We lease our downtown Denver banking facility and executive and administrative offices from Kesef, LLC (Kesef), an entity in which Mr. Makovsky owns 20%. Kesef purchased the building in January 1998. The initial term of this lease was ten years, with an option to renew for an additional ten-year term at the current market rates. Shames-Makovsky Realty Company, an entity of which Mr. Makovsky is the majority owner and manager partner, has been engaged by the owners of our Northeast Denver location to act as their property manager. Rent payments for these related party leases for the year ended December 31, 2012 were $1,945,000.

        The Company completed a private placement of $20,984,000 of Subordinated Unsecured Promissory Notes (the Notes) during the third and fourth quarter of 2008. The Notes will mature in 2018, 10 years after the initial issue date (August 18, 2008). The Notes bear a fixed annual interest rate of 9.00%, pay interest quarterly, and can be prepaid at par without penalty at any time on or after the fifth anniversary of the initial issue date. The Notes qualify as Tier 2 capital for regulatory capital purposes. Certain employees and directors of the Company and executive officers of the Company also participated in the private placement. At December 31, 2012, $3,550,000 in Notes was owed to related parties.

        For information on certain other relationships and transactions between the Company and certain officers, directors and principal shareholders, see "Committees of the Board of Directors—Compensation Committee Interlocks and Insider Participation" above.

        The Company has various written procedures in place to identify potential related party transactions, which are reported and reviewed with the Company's Disclosure and Audit Committees. Some ordinary course transactions or relationships are not reviewed by the Disclosure or Audit Committees, including ordinary course customer relationships such as the banking and lending relationships described above. The Company has other written policies and procedures in place to ensure compliance with applicable bank regulatory requirements regarding those banking and lending relationships. Furthermore, the Company's Code of Conduct and Ethics addresses potential conflicts of interest, and requires that conflicts be disclosed to the Company's Director of Internal Audit, requesting a waiver and cooperating in the establishment of appropriate procedures to neutralize the conflict. Waivers for directors and executive officers must be approved by the Company's Board of Directors. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer.

        On an annual basis, all directors and executive officers of the Company complete a questionnaire that, among other things, requires confirmation of any completed or proposed transaction with the Company that exceeds $120,000 to which they or an immediate family member were involved. Members of the Audit Committee are precluded from accepting, directly or indirectly, consulting, advisory, or other compensatory fees from the Company. The Audit Committee of the Company reviews all related party transactions that are required to be disclosed under Item 404 of SEC Regulation S-K.

        In addition, each quarter the Company's Disclosure Committee requests all senior officers to identify any related party transaction of which they are aware. Transactions identified through this process are reported to the Audit Committee each quarter. Our procedures for reviewing related party transactions, other than approving waivers of compliance with the Code of Conduct and Ethics and transactions required to be disclosed under Item 404, do not require the approval or ratification of such transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires executive officers and directors and persons who beneficially own more than 10% of the outstanding common stock to file initial reports of ownership on Form 3 and reports of changes in ownership on Forms 4 and 5 with the SEC. Executive officers, directors, and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.

        Based solely on a review of the copies of such forms furnished to the Company, each of the Company's directors, officers and beneficial owners of more than 10% of the outstanding common stock have filed all forms required by Section 16 of the Exchange Act in fiscal 2012 on a timely basis.

2012 ANNUAL REPORT TO SHAREHOLDERS

        Included with this Proxy Statement is the Company's 2012 Annual Report to Shareholders, which includes its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

        Any shareholder of the Company who desires to make his or her thoughts known to an individual director of the Company, the Board or a committee of the Board may do so by mail to: Board of Directors, c/o CoBiz Financial Inc., Corporate Secretary, 821 Seventeenth Street, Denver, Colorado 80202. The Secretary will forward all shareholder communications, other than communications that are not properly directed or are frivolous, to the individual director of the Company, the Board or a committee of the Board, as requested in the communication. This policy is intended to apply only to communications from shareholders in their capacities as such. Communications to the Company from one of its officers, employees or agents will only be forwarded to a director, the Board or a committee of the Board if the communication is made solely in the person's capacity as a shareholder. The policy does not apply to shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act, which will be handled in accordance with applicable SEC rules.

SHAREHOLDER RECOMMENDATIONS OF DIRECTOR NOMINEES

        The G&N Committee will consider individuals recommended by the shareholders of the Company to serve on the Board. Shareholders who wish to recommend individuals for consideration by the G&N

Committee may do so by submitting a written recommendation to: Director Nominations, c/o CoBiz Financial Inc., Corporate Secretary, 821 Seventeenth Street, Denver, Colorado 80202. Submissions must include:

  •
  the name and address of the shareholder recommending such individual;

  •
  the number of shares of common stock beneficially owned by such shareholder and length of time held;

  •
  any material interest or relationship that such recommending shareholder may have with the recommended individual;

  •
  biographical information concerning the recommended individual, including age and employment history (including employer names and a description of the employer's business) and educational background;

  •
  all previous and current Board directorships, or similar positions, held by the recommended individual; and

  •
  any other information that the shareholder believes would aid the G&N Committee in its evaluation of the recommended individual.

        Submissions must be accompanied by a written consent of the individual recommended to stand for election if nominated by the Board and to serve if elected by the shareholders of the Company.

        The G&N Committee believes that candidates for director should have the following minimum qualifications:

  •
  each candidate should be of the highest ethical character and share the values of the Company as reflected in its Code of Conduct and Ethics;

  •
  each candidate should have a reputation, both personal and professional, consistent with the image and reputation of the Company;

  •
  each candidate should be highly accomplished in his or her respective field, with superior credentials and recognition;

  •
  each candidate should have relevant expertise and experience;

  •
  each candidate should have the ability to exercise sound business judgment;

  •
  each candidate should be able to read and understand basic financial statements; and

  •
  each candidate should bring a unique skill set to complement the existing Board structure.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR
2014 ANNUAL MEETING

        Shareholder proposals submitted for inclusion in the Company's proxy statement for the Annual Meeting of Shareholders in the year 2014 must be received by the Secretary of the Company not later than December 4, 2013.

        If the Company does not receive notice of a matter or proposal to be considered for the 2014 Annual Meeting of Shareholders (whether or not the proponent thereof intends to include such matter or proposal in the proxy statement for such annual meeting) on or before December 4, 2013 then the persons appointed by the Board of Directors to act as proxies for such annual meeting will be allowed to use their discretionary voting authority with respect to any such matter or proposal raised at such annual meeting.

 OTHER MATTERS

        The Board of Directors knows of no matters other than those that are described in this Proxy Statement that may be brought before the meeting. However, if any other matters are properly brought before the Annual Meeting, persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

        Whether or not you plan to attend the Annual Meeting, please vote via telephone, via Internet, or by marking, signing, dating and promptly returning the enclosed proxy in the enclosed return envelope.

HOUSEHOLDING

        Only one Notice of Internet Availability of Proxy Materials or Annual Report and Proxy Statement, as applicable, will be delivered to multiple shareholders sharing an address unless CoBiz received contrary instructions from one or more of the shareholders.

        If a shareholder at a shared address to which a single copy of the Notice of Internet Availability of Proxy Materials or Annual Report and Proxy Statement, as applicable, was delivered wishes to receive a separate copy of the Annual Report or Proxy Statement, he or she should contact the Company's Corporate Secretary, by telephoning (303) 312-3412, or by writing to CoBiz at 821 Seventeenth Street, Denver, Colorado 80202. The shareholder will be delivered, without charge, a separate copy of the Notice of Internet Availability of Proxy Materials or Annual Report or Proxy Statement, as applicable, promptly upon request.

        If shareholders at a shared address currently receiving multiple copies of the Notice of Internet Availability of Proxy Materials or Annual Report and Proxy Statement, as applicable, wish to receive only a single copy of these documents, they should contact the Company's transfer agent, Computershare Investor Services LLC (Computershare), by writing to Computershare at 350 Indiana Street, Suite 750, Golden, CO 80401.

UPON WRITTEN REQUEST OF A BENEFICIAL OWNER OF COMMON STOCK ENTITLED TO VOTE AT THIS SHAREHOLDERS MEETING WHO DID NOT RECEIVE A COPY OF THE ENCLOSED ANNUAL REPORT TO SHAREHOLDERS, THE COMPANY WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2012, ACCOMPANIED BY A LIST BRIEFLY DESCRIBING ALL THE EXHIBITS THERETO AND NOT CONTAINED THEREIN. THE COMPANY WILL FURNISH A COPY OF ANY EXHIBIT UPON THE ADDITIONAL REQUEST OF SUCH PERSON AND THE PAYMENT OF A FEE OF $0.25 PER PAGE. ADDRESS ANY SUCH REQUESTS TO MARY PERROTT SMITH, CORPORATE SECRETARY, COBIZ FINANCIAL INC., 821 SEVENTEENTH STREET, DENVER, CO 80202. THE REQUEST MUST CONTAIN A GOOD FAITH REPRESENTATION THAT, AS OF THE RECORD DATE FOR THE MEETING, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF SECURITIES ENTITLED TO VOTE AT THE MEETING.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01M29A 1 U PX + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2-3, and AGAINST Proposal 4. 01 - Steven Bangert 04 - Evan Makovsky 07 - Noel N. Rothman 02 - Michael B. Burgamy 05 - Douglas L. Polson 08 - Bruce H. Schroffel 1. Election of Directors: For Withhold For Withhold 03 - Morgan Gust 06 - Mary K. Rhinehart 09 - Timothy J. Travis 10 - Mary Beth Vitale For Withhold For Against Abstain For Against Abstain 2. An advisory (nonbinding) shareholder approval of executive compensation. IMPORTANT ANNUAL MEETING INFORMATION 11 - Mary M. White 4. The shareholder proposal on the independence of the Chairman of the Board. 3. The ratification (nonbinding) of the selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. MMMMMMMMMMMM 1234 5678 9012 345 MMMMMMM 1 5 8 6 0 4 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ C1234567890 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 16, 2013. Vote by Internet • Go to www.envisionreports.com/COBZ • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

. 821 17th Street Denver, Colorado 80202 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement dated April 3, 2013, hereby appoints Steven Bangert and Jonathan C. Lorenz proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all shares of Common Stock of CoBiz Financial Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of CoBiz Financial Inc. to be held on May 16, 2013 at the Magnolia Ballroom, 817 Seventeenth Street, Denver, Colorado 80202 at 8:00 a.m., M.D.T., and any adjournment thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted as recommended by the Board of Directors on all proposals. PLEASE SIGN, DATE AND MAIL THIS PROXY IN THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S. Proxy — CoBiz Financial Inc. C Non-Voting Items Change of Address — Please print new address below. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. + + IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.